UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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COMMERCIAL VEHICLE GROUP, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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2021
Proxy Statement
Notice of Annual Meeting of Stockholders

CVG
TABLE OF CONTENTS
Page

2021 Letter to Stockholders	3
Notice of Annual Meeting of Stockholders	7
Proxy Summary	9
About Us	9
Governance and Board Highlights	9
Our 2021 Board Nominees	9
Virtual Annual Meeting of Stockholders	11
Roadmap to Voting Matters	11
How to Vote in Advance of the Annual Meeting	11
Questions and Answers About Voting	12
Voting and Revocability of Proxies	14
Record Date and Share Ownership	15
Corporate Governance	16
Proposal 1 — Election of Directors	16
Recommendation of the Board	16
Board Membership Criteria: What we look for	16
Our Director Nominees	17
Our Board’s Composition and Structure	22
Our Board’s Primary Role and Responsibilities and Processes	27
Director Compensation	29
Related Person Transactions Policy and Process	29
Proposal 2 – Amendment to the Company’s Amended and Restated By-Laws to add a Provision to Designate Delaware Chancery Court as the Exclusive Forum for Certain Legal Actions	31
Recommendation of the Board	32
Audit Committee Matters	32
Proposal 3 — Ratification of Appointment of KPMG LLP as Independent Auditor	33
Recommendation of the Board	33
Audit Committee Report	33
Fees Paid to KPMG LLP	35
Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm	35
Proposal 4 — Advisory Vote to Approve Compensation of Our Named Executive Officers	36
Recommendation of the Board	36
Share Ownership Information - Beneficial Ownership	37
Executive Compensation	39
Compensation Discussion and Analysis	39
2020 Summary Compensation Table	55
2020 All Other Compensation Table	56
2020 Grants of Plan Awards Table	57

FORWARD-LOOKING STATEMENTS
Some of the information we provide in this proxy statement is forward-looking and therefore could change over time to reflect changes in the environment in which CVG operates. For details on uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, see our SEC filings. We do not undertake to update our forward-looking statements.

2021 Letter to Stockholders

HAROLD BEVIS PRESIDENT, CEO

April ___, 2021

CVG

Dear Fellow Stockholder,

2020 was a noteworthy year for our company, the industries we serve, and the entire world.

We were able to react to incredible, unprecedented challenges while making big strides towards a better future.

The consequences of the COVID-19 pandemic jolted the company and disrupted our business plans. The near-stoppage of our industries globally caused us to take immediate, temporary, and permanent actions.

We used this situation as a rallying cry to **"Find a Way."** Find a way to survive, then find a way to win new business and change our future. We achieved unprecedented success on the back-side of the COVID shutdowns and our momentum continues today.

1

2020 Performance

In 2020, our revenue declined 20% to $718 million and our adjusted operating income declined to $24 million. The first and second quarters were really tough for CVG and caused multiple challenges that we conquered and produced better results in the third and fourth quarters on a sequential basis.

Importantly, while fighting through these significant issues and battling serious COVID outbreaks in many of our plants, we made the courageous decision to step up our efforts to win our way out of our jam.

We followed four principles which brought remarkable results.

First: Protect the core legacy vehicle component business and right-size our cost structure. This led to many cost and personnel actions both temporary and permanent. We gave ourselves 20% temporary salary reductions, we froze our 401k program in the U.S., we canceled travel,and we minimized discretionary expenses.

It worked, and our financials improved in thethird and fourth quarters.

Second: Win new business in the warehouse automation market. We were able to do this and it led us to repurpose an entire plant and add production departments in multiple otherplants. We have also repurposed another entire plant in 2021. As is now well-known, ecommerce business inflected up during COVID and we directly benefited from this.
This momentum continues.

Third: Win new electric vehicle business. We applied our four decades of experience helping vehicle makers develop and launch new platforms. We partnered with a good setof global electric makers and achieved “first fit” positions for our seats, trim, electrical systems, and wipers. This is also now a well-known emerging market and we are in the middle of its global formation. This momentum also continues.

Fourth: Leverage our know-how and expertise into brand-new, counter-cyclical (to truck building) markets. This endeavor has driven us to hire some people that we didn’t have at the start, redevelop our digital marketing platform, and develop new products. Our momentum in this area has been slower to ramp-up, but we are making good progress.

2

2020 Summary

All in all, 2020 was turbulent in the first half and came on strong in the second half. The CVG global team stepped upand delivered.

2021 Path

As 2021 unfolds, we see excellent demand in our legacy markets, but also have labor shortage issues and material supply issues including semiconductor chips, steel supply, and foam supply.

We have over $100 million of new business that we won in the last 12 months going through trials, pilot runs, and production ramp up.

We see a favorable financial market that will allow us to refinance our loans on more favorable terms.

While COVID is still around us, we see vaccines, work environments that are conducive to COVID safety, and a continuance of our **Find a Way** and build on the momentum we have created.

Importantly, we have also kicked off a few major initiatives to make CVG even better. A global ERP/digital backbone modernization, a global modernization of our seating business around the Unity seat platform, an elevation of our value-add in electrical system design, a re-start of our summer intern talent pipeline, and a re-start of our Business Development program.

We are excited and optimistic about our future. Thank you for your interest in CVG.

Harold Bevis
President, CEO
April __, 2021

3

Notice of Annual Meeting of Stockholders
Due to the public health impact of the coronavirus (“COVID-19”) pandemic and to support the health and well-being of our employees and stockholders, this year’s Annual Meeting of Stockholders (“Annual Meeting”) will be conducted exclusively online without an option for physical attendance. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CVGI2021.

Date	Wednesday, May 26, 2021
Time	11:00 a.m. Eastern Time
Virtual Meeting
This year’s meeting is a virtual stockholder meeting at www.virtualshareholdermeeting.com/CVGI2021. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the Annual Meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts.

Record Date	April 15, 2021. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
Proxy Voting
Make your vote count. Please vote your shares promptly to ensure the presence of a quorum during the Annual Meeting. Voting your shares now via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expense of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope with postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares during the Annual Meeting, as your proxy is revocable at your option. We are requesting your vote to:

Items of Business
(1)To elect six director nominees named in the accompanying Proxy Statement to hold office until the 2022 Annual Meeting of Stockholders;

(2)To adopt and approve an amendment to the Company’s Amended and Restated By-Laws to add a provision to designate Delaware Chancery Court as the exclusive forum for certain legal actions;

(3)To ratify the appointment of KPMG LLP as the independent registered public accounting firm of CVG for the fiscal year ending December 31, 2021;

(4)To approve, on a non-binding advisory basis, the compensation of our named executive officers; and

(5)To transact such other business as may properly come before the meeting or any adjournment or postponement.

Meeting Details	See “Proxy Summary” and “Other Matters” for details.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 26, 2021: The Notice of Annual Meeting of Stockholders, the accompanying proxy statement and our 2020 Annual Report to Stockholders are available at www.cvgrp.com/proxy and www.proxyvote.com. These proxy materials are first being sent or made available to stockholders commencing on [_________], 2021.

By Order of the Board of Directors,
Aneezal H. Mohamed
General Counsel, Compliance Officer and Secretary
April ___, 2021

Proxy Summary
This summary highlights certain information contained elsewhere in our proxy statement. This summary does not contain all the information that you should consider, and you should carefully read the entire proxy statement and our 2020 Annual Report to Stockholders before voting.
About Us
Headquartered in New Albany, Ohio, Commercial Vehicle Group, Inc. (“CVG”) is a global provider of components and assemblies into two primary end markets. We provide components and assemblies to global vehicle companies to build original equipment, as well as aftermarket products for fleet owners. CVG also provides mechanical assemblies to warehouse automation integrators and to U.S. military technology integrators.
Governance and Board Highlights

5 of our 6 director nominees are independent
Independent, non-executive Chairman of the
      Board
Ongoing Board refreshment: two new experienced directors added in the last 28 months

Two of our director nominees are gender or
      ethnically diverse
Director nominees with diverse business
      experiences, backgrounds and expertise in a wide range of fields

Significant Board engagement on strategy and
      capital deployment

Board oversight and engagement relating to
      the company’s work during the COVID-19
      pandemic
Board monitors corporate culture
Directors interact with key talent through
      Board discussions and
      planned one-on-one sessions
Well-developed Board and individual director evaluation process

Annual election of directors

director evaluation process (page 24) Annual election of directors with majority voting Director service on other public company boards is limited to three or just their own board if a director is an executive of another public company

Our 2021 Board Nominees

6 Nominees

------Years of Service on Board of Directors------	Robert C. Griffin	Harold C. Bevis
2 3 1 0-3 years 4-10 years 11-16 years
Chairman of the Board
Retired Head of Investment Banking, Americas, Barclays
Retired member of the Executive Committee
 for the Montgomery Division of
Banc of America Securities
Age: 73
Director since 2005
Independent
President and Chief Executive Officer Age: 61 Director since 2014
----------------Nominee Ages (years)----------------
2 2 2 57-60 61-65 66-73 Average age is 63 years

-----------------Skills and Experience-----------------	Roger L. Fix	Wayne M. Rancourt
Griffin Bevis Fix Rancourt Ray Stipp	Retired Director, Chairman and President, Standex International Corporation Age: 67 Director since 2014 Independent Committees: C, N	Retired Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company Age: 58 Director since 2016 Independent Committees: A, C, N
Board Leadership ✓ ✓ ✓ ✓ ✓
Financial expertise ✓ ✓ ✓ ✓ ✓ ✓
Operations experience ✓ ✓ ✓ ✓ ✓
International experience ✓ ✓ ✓ ✓ ✓ ✓
-----------Gender and Ethnic Diversity------------- 33%

	James R. Ray	Janice E. Stipp
	Retired President, Engineered Fastening, Stanley Black & Decker, Inc. Age: 57 Director since 2020 Independent Committees: A, C, N	Retired Senior Vice President, Chief Financial Officer and Treasurer, Rogers Corporation Age: 61 Director since 2019 Independent Committees: A, N
A: Audit C: Compensation N: Nominating, Governance and Sustainability

Virtual Annual Meeting of Stockholders
ime and Date Wednesday, November 4, 2020 10:00 a.m. Eastern Time Place Virtual Meeting www.virtualshareholdermeeting.com/CAH2020 Record Date September 8, 2020
Due to COVID-19, this year’s Annual Meeting will be conducted exclusively online without an option for physical attendance. We are sensitive to the public health and travel concerns of our stockholders and employees and the protocols that federal, state and local governments may impose. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world. You will be able to participate in the virtual Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CVGI2021 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, voting instruction form or proxy card that was sent to you with this proxy statement.

Roadmap to Voting Matters
Stockholders will be asked to vote on the following proposals at the Annual Meeting:

Proposal	Board Recommendation	Page Reference
Proposal 1: To elect six director nominees named in this Proxy Statement to hold office until the 2022 Annual Meeting of Stockholders	FOR each director nominee	16
Proposal 2: To adopt and approve an amendment to the Company’s Amended and Restated By-Laws to add a provision to designate Delaware Chancery Court as the exclusive forum for certain legal actions	FOR	31
Proposal 3: To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021	FOR	33
Proposal 4: To vote on a non-binding advisory proposal on the compensation of the named executive officers	FOR	36

How to Vote in Advance of the Annual Meeting
You can vote on matters presented at the Annual Meeting in four ways:
1) You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR
2) You can vote over the Internet, OR
3) You can vote by telephone, OR
4) You can attend the virtual Annual Meeting and vote online during the Annual Meeting.
If you properly fill out your proxy card and send it to us, or submit your proxy over the Internet or by telephone, in each case, prior to the Annual Meeting, your shares will be voted at the Annual Meeting as you have directed. If you do not specify a choice on your properly submitted proxy, the shares represented by your proxy card will be voted FOR the election of all nominees named in this proxy statement, FOR the amendment to our Amended and Restated By-Laws to add a provision to designate Delaware Chancery Court as the exclusive forum for certain legal actions, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021 and FOR the approval of the compensation of our named executive officers.
You can submit a proxy by Internet by logging onto www.proxyvote.com and following the instructions.
You can submit a proxy by telephone by dialing 1-800-690-6903 and following the instructions.

To vote your shares during the Annual Meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log in page.Internet Visit 24/7 www.proxyvote.com Telephone Call the toll-free number 1-800-690-6903 within the United States, U.S. territories or Canada and follow the instructions provided by the recorded message Mail Mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope

Questions and Answers About Voting
Q    Who can attend the meeting?
A    All stockholders as of the record date, or their duly appointed proxies, may attend the virtual meeting by entering the 16-digit control number that is printed in the box marked by the arrow on your proxy card.
Please note that if you hold your shares in “street name” (that is, beneficially through a broker or other nominee), you must obtain a proxy from your financial institution and use the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the Annual Meeting.
Q    If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A    If you hold shares beneficially in street name, in order to ensure your shares are voted, you must provide voting instructions to your broker. If you do not provide timely voting instructions to your broker, whether your shares can be voted by such person depends on the type of item being considered for vote. Your broker will have the discretion to vote your shares on “routine” matters, but your broker will be able to vote your shares on “non-routine” matters only if you provide instructions on how to vote. Therefore, you should follow the directions provided by your broker regarding instructions to vote your shares. The ratification of KMPG LLP as our independent registered public accounting firm for 2021 is the only routine matter on which your broker will have discretionary voting authority. All other matters to be voted on at the Annual Meeting are “non-routine” and thus non-discretionary for voting purposes.
Q    Can I change my vote or revoke my proxy after I have mailed my proxy card?
A    Yes, you can revoke your proxy at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:
•First, you can send a written notice to CVG's General Counsel, Compliance Officer and Secretary at our headquarters stating that you would like to revoke your proxy.
•Second, you can complete and submit a later dated proxy.
•Third, you can attend the virtual Annual Meeting and vote online during the Annual Meeting.
Simply attending the meeting, however, will not revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice to the General Counsel, Compliance Officer and Secretary at our headquarters stating that you would like to revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to revoke your proxy.

Q    How are votes counted?
A    Stockholders of record of our common stock as of the close of business on April 15, 2021 are entitled to vote at the annual meeting. As of April 15, 2021, there were 32,643,188 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting. Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your shares will nevertheless be treated as present and entitled to vote. Your shares, therefore, will be counted in determining the existence of a quorum. Abstentions will have no effect on the outcome of the vote on the election of directors and will count as a vote against the other proposals. Under Delaware law, “broker non-votes,” as defined later in this proxy statement, are also counted for purposes of determining whether a quorum is present. Broker non-votes will have no effect on the outcome of any proposal to be voted on at the Annual Meeting, other than the proposed amendment to our Amended and Restated By-Laws to add a provision to designate Delaware Chancery Court as the exclusive forum for certain legal actions. Because this proposal requires the approval of at least 66-2/3% of the shares of our common stock outstanding on the record date entitled to vote at the meeting, a broker non-vote has the same effect as a vote against the proposal.
Q    How are proxies being solicited and who pays for the solicitation of proxies?
A    Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.
Q    Can I access this proxy statement and the Company’s 2020 Annual Report on Form 10-K electronically?
A    The proxy statement and our 2020 Annual Report on Form 10-K are available through the investor page on our website at www.cvgrp.com/proxy and through the Broadridge Proxy Vote website at www.proxyvote.com.

Voting and Revocability of Proxies
When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the Annual Meeting.
Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:
1.    FOR the election of the nominees for directors named in this proxy statement;
2.    FOR the approval of the amendment to our Amended and Restated By-Laws to add a provision to designate Delaware Chancery Court as the exclusive forum for certain legal actions;
3.    FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2021;
4.    FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.
In addition, if other matters are properly brought before the Annual Meeting and we do not have notice of these matters within a reasonable time prior to the Annual Meeting, all proxies will be voted in accordance with the discretion of the persons appointed as proxies in the proxy card. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holder will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.
Returning your completed proxy will not prevent you from voting online during the Annual Meeting should you be present and desire to do so; provided that if you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote. In addition, your proxy may be revoked at any time prior to its exercise either by giving written notice to our General Counsel, Compliance Officer and Secretary prior to the Annual Meeting, by submission of a later-dated proxy or attending the virtual Annual Meeting online and voting during the Annual Meeting.
At the Annual Meeting, the inspector of election will determine the presence of a quorum and will tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the Annual Meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain,” as well as proxies held in street name by brokers for which the beneficial owner does not provide voting instructions on non-routine matters (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the Annual Meeting.
The six nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected. Consequently, any shares of common stock present in person or by proxy at the Annual Meeting but not voted for any reason, including abstentions and broker non-votes, have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number or percentage of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

Record Date and Share Ownership
Only stockholders of record of the common stock on our books at the close of business on April 15, 2021 will be entitled to vote at the Annual Meeting. On that date, we had 32,643,188 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters, located at 7800 Walton Parkway, New Albany, Ohio 43054, for a period of ten (10) days prior to the meeting; however, in light of the COVID-19 pandemic and the social distancing related thereto, please contact Aneezal Mohamed at (614) 289-0326 or by email at Aneezal.Mohamed@cvgrp.com to coordinate your review. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

Corporate Governance
Proposal 1 —
Election of Directors

Our Board currently has six members. The Board has nominated six nominees -- Harold C. Bevis, Roger L. Fix, Robert C. Griffin, Wayne M. Rancourt, James R. Ray, and Janice E. Stipp -- for election as directors at the Annual Meeting, and such nominees will, if elected, serve for a term expiring at the annual meeting of stockholders in 2022. Each of the director nominees has agreed to be named in this proxy statement and to serve as director if elected and has been nominated by the Board, following a recommendation by the Nominating, Governance & Sustainability Committee (the "NG&S Committee"). All six nominees currently serve as directors of the Company. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named on the enclosed proxy card as proxy holders will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors. The six persons receiving the highest number of FOR votes of shares present in person or represented by proxy at the Annual Meeting will be elected. A vote to “WITHHOLD” on the election of directors and broker non-votes will have no effect on the outcome of the election of directors.
Recommendation of the Board

The Board recommends that you vote FOR the election of the nominees listed on pages 17 through 21.

Board Membership Criteria: What we look for
The NG&S Committee has used, to date, both an informal process and a formal process to identify potential candidates for nomination as directors. In the informal process, candidates for nomination have been recommended by an executive officer or director, and considered by the NG&S Committee and the Board. In the formal process, the NG&S Committee has retained an executive search firm to identify potential candidates for consideration by the NG&S Committee and the Board. Generally, candidates have significant business experience. The NG&S Committee considers properly submitted stockholder recommendations for candidates for the Board. The NG&S Committee has established criteria that identify desirable experience for prospective Board members, including experience as an officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or our industry, expertise in finance, logistics, manufacturing, law, human resources or marketing. While the NG&S Committee does not have a formal diversity policy with respect to nominees, the NG&S Committee shares our commitment to an inclusive culture and endorses equal opportunity principles and practices that support these values. Accordingly, the NG&S Committee may consider whether a potential nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The NG&S Committee believes that the backgrounds and qualifications of its directors, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The NG&S Committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience. Personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad fiduciary responsibilities on behalf of all stockholders. The NG&S Committee does not evaluate potential nominees for director differently based on whether they are recommended to the NG&S Committee by officers or directors of CVG or by an executive search firm or by a stockholder. The NG&S Committee considers a director’s past attendance record, participation and contribution to the Board in considering whether to recommend the reelection of such director.

Our Director Nominees
The Board seeks members that possess the experience, skills and diverse backgrounds to perform effectively in overseeing our current and evolving business and strategic direction and to properly perform the Board’s oversight responsibilities. All director nominees bring to the Board a wealth of executive leadership experience derived from their diverse professional backgrounds and areas of expertise. As a group, they have business acumen, global business experience and financial expertise, as well as public company board experience. In addition, two of the six director nominees are gender or ethnically diverse. Each director nominee has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board. All director nominees other than our Chief Executive Officer are independent.

Age 73 Director since 2005 Independent Director	Robert C. Griffin
Chairman of the Board of CVG Head of Investment Banking, Americas, Barclays (retired)
Background
Robert C. Griffin has served as a Director since July 2005, and was elected Chairman in 2019. Mr. Griffin’s career spanned over 25 years in the financial sector until he retired from Barclays Capital, where from June 2000 to March 2002 he was Head of Investment Banking, Americas and a member of the Management Committee. Prior to joining Barclays Capital, Mr. Griffin was a member of the Executive Committee for the Montgomery Division of Banc of America Securities and held a number of positions with Bank of America, including Group Executive Vice President and Head of Global Debt Capital Raising and as a Senior Management Council Member. Since 2005, he has served on a number of boards, both public and private, including during the last five years, the boards of the following public companies: The J.G. Wentworth Company (ending in 2018), and Builders FirstSource, Inc. (ending in 2019).

Qualifications
Mr. Griffin has a broad understanding of the financial and investment world. He has over sixteen years of experience in senior and executive management positions with large corporations which included responsibility for determining and executing successful strategies. Mr. Griffin has also served as Chairman of the Board of Directors of another public company, been on numerous committees of each company where he has served as a Director and brings a depth of knowledge about corporate governance from those roles to his service on the Board of CVG. Mr. Griffin earned a Master of Business Administration degree from Northwestern University and a Bachelor of Science degree in Finance from Miami University.

Age 61 Director since 2014	Harold C. Bevis
President and Chief Executive Officer of CVG
Background
Harold C. Bevis has served as President and Chief Executive Officer since March 2020 and as a Director since June 2014. He brings 27 years of leadership experience to the position, including 24 years of experience as a business leader with leadership assignments at GE and Emerson Electric; and 16 years of experience as a CEO, President and Director of global manufacturing companies. He has worked in public companies for 15+ years and private companies for 15+ years. Mr. Bevis served as President, Chief Executive Officer and Director of Xerium Technologies, Inc. (NYSE:XRM) from August 2012 to April 2017, and served as Chairman and CEO of Boxlight Corporation from January 2020 to March 2020 and served as a Director of Boxlight Corporation from March 2018 to March 2020.

Qualifications
Mr. Bevis has broad strategic, operational, management and governance experience. He has over 25 years of experience in senior and executive management positions with multi-national corporations including responsibility for determining and executing successful business growth and profit improvement. Mr. Bevis has also served on eight Boards of Directors and on Audit, Compensation and Governance Committees of Boards. Mr. Bevis earned a Master of Business Administration degree from Columbia Business School and a Bachelor of Science degree in Industrial Engineering from Iowa State University.

Age 67 Director since 2014 Board Committees: Compensation Committee; Nominating, Governance and Sustainability Committee Independent Director	Roger L. Fix
Director, Chairman and President, Standex International Corporation (retired)
Background
Roger L. Fix has served as a Director since June 2014. He served as a member of the Board of Directors of Standex International Corporation from 2001 until 2017, when he retired from the Standex board. He served as Non-Executive Chairman from 2014 to 2016, and President and Chief Executive Officer of Standex from 2003 to 2014. He was Standex’s President and Chief Operating Officer from 2001 to 2003. Prior to joining Standex, Mr. Fix held a number of general management positions at Emerson Electric, the TI Group, plc and TRW over a period of more than 20 years. Mr. Fix has served as a Director of Flowserve Corporation since 2006 where he was Chairman of the Corporate Nominating and Governance Committee and a member of the Compensation, Finance and Audit Committees. Mr. Fix currently serves as the Non-Executive Chairman of the Board of Flowserve Corporation. Mr. Fix currently serves as a Director of Thermon Holdings, where he serves as a member of the Compensation, Finance and Corporate Governance Committees.

Qualifications
Mr. Fix has broad operational, management and governance experience. He has over 35 years of experience in senior and executive management positions with multi-national corporations which included responsibility for determining and executing successful strategies. Mr. Fix has also served on several public company Boards and on Audit, Compensation, Finance and Governance Committees of Boards. Mr. Fix earned a Master’s degree in Mechanical Engineering from the University of Texas and a Bachelor of Science degree in Mechanical Engineering from the University of Nebraska.

Age 58 Director since 2016 Board Committees: Audit Committee; Compensation Committee; Nominating, Governance and Sustainability Committee Independent Director	Wayne M. Rancourt
Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company (retired)
Background
Wayne M. Rancourt has served as a Director since July 2016. In May 2021, Mr. Rancourt will retire as Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company, a $5.5 billion in revenues North American based manufacturing and distribution company. He has served in that role since August 2009. Mr. Rancourt has over 30 years of experience in various finance roles including chief financial officer, treasurer, investor relations, strategic planning, as well as internal audit.

Qualifications
Mr. Rancourt brings strong financial expertise to the Board through his experience in various finance roles. He has over 30 years of experience in senior and executive management positions in the finance field which includes responsibility for determining and executing successful strategies. Mr. Rancourt received a Bachelor of Science degree in Accounting from Central Washington University.

Age 57 Director since March 2020 Board Committees: Audit Committee; Compensation Committee; Nominating, Governance and Sustainability Committee Independent Director	James R. Ray
President, Engineered Fastening, Stanley Black & Decker, Inc. (retired)
Background
James R. Ray has served as Director since March 2020. In November 2020, Mr. Ray retired as President, Engineered Fastening at Stanley Black & Decker, Inc. where he held various global industrial P&L and operational leadership roles since 2013. Prior to Stanley Black & Decker, Mr. Ray spent more than 25 years in global P&L and engineering leadership roles at TE Connectivity, Delphi and GM. Mr. Ray has served on the Board of RR Donnelley and Sons since February 2021.

Qualifications
Mr. Ray brings extensive expertise in electronics and electrical engineering within global industrial and automotive operations which is closely aligned with CVG’s long-term growth strategy. Mr. Ray earned a Master of Science degree in Manufacturing Management from Kettering University and a Bachelor of Science degree in Electrical and Electronics Engineering from Howard University.

Age 61 Director since 2019 Board Committees: Audit Committee; Nominating, Governance and Sustainability Committee Independent Director	Janice E. Stipp
Senior Vice President, Chief Financial Officer and Treasurer, Rogers Corporation (retired)
Background
Janice E. Stipp has served as a Director since February 2019. Ms. Stipp has over 36 years of financial and accounting experience including as chief financial officer of both public and private companies. In May 2018, Ms. Stipp retired as Senior Vice President, Chief Financial Officer and Treasurer for Rogers Corporation, a global leader in engineered materials solutions. Prior to joining Rogers Corporation in November 2015, Ms. Stipp was Executive Vice President, Chief Financial Officer and Treasurer for Tecumseh Products Company. She has also previously served as the Chief Financial Officer for Revstone Industries LLC; Acument Global Technologies, Inc., a Platinum Equity portfolio company; and GDX Automotive, a Cerberus Equity portfolio company. Ms. Stipp currently serves as a Director of ArcBest Corporation, SAPPI, and is on the Michigan State University Foundation Board.

Qualifications
Ms. Stipp brings strong financial expertise to the Board through her experience in various finance and accounting roles at both public and private companies. She has over 36 years of experience in senior and executive management positions in finance and accounting fields that included responsibility for determining and executing successful strategies. Ms. Stipp earned a Master of Business Administration degree from Wayne State University and a Bachelor of Arts degree in Accounting from Michigan State University. Ms. Stipp also received her Certified Public Accountant certification and Chartered Global Management Accountant certification.

Director Skills Matrix
Our director nominees possess relevant skills and experience that contribute to a well-functioning Board that effectively oversees our strategy and management.

Director Nominee Skills and Experience	Griffin	Bevis	Fix	Rancourt	Ray	Stipp
Board leadership as a board chair, lead director or committee chair equips directors to lead our Board and its Committees	✓	✓	✓	✓		✓
Financial expertise as a finance executive or CEO brings valuable experience to the Board and our management team	✓	✓	✓	✓	✓	✓
Operations experience increases the Board’s understanding of our distribution and manufacturing operations	✓	✓	✓	✓	✓
International experience brings critical insights into the opportunities and risks of our international businesses	✓	✓	✓	✓	✓	✓

Our Board’s Composition and Structure
Our Board Leadership Structure
The Board has determined that Ms. Stipp and Messrs. Fix, Griffin, Ray and Rancourt are independent directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”) Marketplace Rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ Marketplace Rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the NASDAQ Marketplace Rules. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our Board structure provides for an independent, non-executive Chairman whose principal responsibility to our Company is leading the Board, thereby allowing our President and CEO to focus on running our Company. We believe that this structure is optimal at this time as it allows the President and CEO to more readily devote his attention and energy to the challenges of managing the business while the Chairman facilitates board activities and the flow of information between management and the Board.
Our Board currently has five independent members and one non-independent member, our President and CEO. Collectively, these individuals offer decades of relevant industry expertise, executive management experience and governance expertise. A number of our independent board members also serve, or have served, as members of senior management or as directors of other public companies. We have three board committees consisting entirely of independent directors, each of which is chaired by a different director. We believe the independence of all but our President and CEO and background of the individuals who comprise our Board, along with the oversight of a non-executive Chairman, offers our Company and our stockholders diverse leadership and governance experience, including manufacturing, transportation, distribution, logistics, and finance.
Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our NG&S Committee charter, the Chairman of the NG&S Committee serves as chairman of the meetings of the independent directors in executive session. Stockholders and third parties may communicate with our independent directors through the Chairman of the NG&S Committee, c/o Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. During 2020, our independent directors met in executive session five times. As of the date of this proxy statement, our independent directors have met in executive session twice in 2021.

Board Diversity
In identifying and evaluating candidates for the Board, the NG&S Committee considers the diversity of the Board, including diversity of skills, and experience and backgrounds. We believe that our Board nominees reflect an appropriate mix of skills, experience and backgrounds and strike the right balance of longer serving and newer directors.

Gender and Ethnic Diversity 33%

Director Attendance
The Board held four regular quarterly meetings and eight telephonic meetings during fiscal year 2020. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating, Governance & Sustainability Committee. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. In addition to meetings, the Board and its committees review and act upon matters through written consent actions. All of the directors who were serving on the Board in 2020, attended 100% of the meetings of the Board and committees for which they served. The Board has a policy that members of the Board are encouraged to attend annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2020 Annual Meeting of Stockholders.

2020 Director Attendance 100%

Board Committees
The Board has an Audit Committee, a Nominating, Governance & Sustainability Committee and a Compensation Committee. Each member of these committees is independent under our Corporate Governance Guidelines and under applicable committee independence rules.
The charter for each of these committees is available on our website at www.cvgrp.com. This information also is available in print (free of charge) to any stockholder who requests it from our Investor Relations department.

Audit Committee
Members: Wayne M. Rancourt (Chair) James R. Ray Janice E. Stipp Meetings in fiscal 2020: 11
The Audit Committee’s primary duties are:
• The appointment, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report;
• Reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence;
• Approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm;
• Overseeing our accounting and financial reporting processes and the audits of our financial statements;
• Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
• Determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;
• Reviewing and approving the internal audit plan annually;
• Reviewing and assessing the adequacy of its formal written charter on an annual basis;
• Engaging independent counsel and other advisors as the Audit Committee deems necessary; and
• Such other matters that are designated by the Audit Committee charter or our Board.
Each of Ms. Stipp and Mr. Rancourt qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

Nominating, Governance and Sustainability Committee

Members: Janice E. Stipp (Chair) Roger L. Fix Wayne M. Rancourt James R. Ray Meetings in fiscal 2020: 2
The Nominating, Governance & Sustainability Committee’s primary duties are:
• Selecting, or recommending to our Board for selection, nominees for election to our Board;
• Making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup, and retirement procedures affecting Board members;
• Leading the Board in an annual self-evaluation process, including the self-evaluation of each Board committee, and report its conclusions and any recommendations to the Board;
• Monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance;
• Monitoring the Company’s ESG programs and initiatives; and
• Such other matters that are designated by the NG&S Committee charter or our Board.
The NG&S Committee will consider as potential nominees individuals for board membership properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the NG&S Committee, c/o Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the NG&S Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws and described below under "Submission of Stockholders' Proposals and Additional Information."

Compensation Committee

Members: Roger L. Fix (Chair) James R. Ray Wayne M. Rancourt Meetings in fiscal 2020: 4
The Compensation Committee’s primary duties are:
• Reviewing the performance of the President and CEO on an annual basis;
• Reviewing and determining the compensation of the President and CEO and all other executive officers;
• Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;
• Overseeing the design and administration of our equity-based and incentive compensation plans, including the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”), and the Amended and Restated Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”);
• Reviewing and discussing with management the Compensation Discussion and Analysis section of this proxy statement and recommending to the Board whether the Compensation Discussion and Analysis should be included in our annual proxy statement;
• Reviewing and assessing risks associated with the Company’s compensation policies and practices;
• Reviewing and considering the results of the most recent say-on-pay vote in evaluating and determining executive compensation; and
• Such other matters that are designated by the Compensation Committee charter or our Board.
The Compensation Discussion and Analysis, which begins on page 39, discusses how the Compensation Committee makes compensation-related decisions regarding our named executive officers.

Compensation Committee Interaction with Compensation Consultants
During 2020, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an executive compensation consulting firm. Meridian has been serving in an advisory capacity since August 2016 to assist with the Compensation Committee’s review of the compensation programs for our executive officers, non-employee directors and various aspects of this proxy statement. The Compensation Committee continues to retain Meridian in an advisory capacity relating to executive compensation, including the review of this proxy statement. Although the Compensation Committee retains Meridian with Meridian reporting directly to the Chairman of the Compensation Committee, Meridian interacts directly with our executive officers when necessary and appropriate. Meridian’s advisory services included providing industry and compensation peer group benchmark data and presenting compensation plan design alternatives to the Compensation Committee for consideration. The Compensation Committee considered and assessed all factors specified under the applicable NASDAQ Marketplace Rules with respect to advisor independence and determined that Meridian was an independent executive compensation firm whose scope of work is limited to research and advisory services related to executive compensation, including the review of this proxy statement. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Meridian.
Compensation Committee Interaction with Management
Certain of our officers, including but not limited to, our President and CEO, Chief Financial Officer and Treasurer, and Chief Human Resources Officer, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance, individual performance or other matters are discussed and evaluated by Compensation Committee members. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, corporate development activities, industry status and other factors that the Compensation Committee may consider when making decisions regarding our executive compensation programs.
Historically, the Chairman of the Compensation Committee has met with our President and CEO in the first quarter of the year to discuss his performance and provide a written performance appraisal of our President and CEO. Harold C. Bevis, a Board member since 2014, became President & CEO effective March 23, 2020. The Chairman of the Board and the Compensation Committee will meet with our President and CEO in the second quarter of 2021 to discuss his performance and a written performance appraisal of our President and CEO will be completed for 2020.

Our Board’s Primary Role and Responsibilities and Processes
Our Board’s Primary Role and Responsibilities
Our Corporate Governance Guidelines provide that our Board serves as the representative of, and acts on behalf of, all the stockholders of CVG. In that regard, some primary functions of the Board include:
● reviewing, evaluating and, where appropriate, approving our major business strategies, capital deployment and long-term plans and reviewing our performance;

● planning for and approving management succession; and

● overseeing our policies and procedures for assessing and managing compliance and risk.

The Role of the Board in Risk Oversight
As provided in our Audit Committee Charter, the Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee reviews and provides oversight regarding our risk management policies with respect to our business strategy, capital strength and overall risk tolerance. On a periodic basis, the Audit Committee evaluates and discusses with management our risk assessment practices, including the internal system to review operational risks, procedures for investment and trading, and safeguards to ensure compliance with procedures. The Audit Committee reports regularly to the full Board about these matters. The Audit Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us as they seek to ensure that material risks are identified and appropriate risk mitigation measures are implemented. The Audit Committee and the full Board work with management to oversee the application of risk management policies and protocols, including controls over cash and investments, currency exposures and interest rate and commodities risks.
Communication with the Board
Stockholders and other interested parties may communicate with the Board, including the independent directors, as a group or with individual directors, by sending written communications to the directors c/o Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the appropriate directors.

Environmental Social & Governance Responsibility
CVG is committed to operating in an ethical and sustainable manner that benefits all our stakeholders including investors, customers, employees and the communities we serve. The Board has the ultimate responsibility for risk oversight and oversees a Company-wide approach to risk management of ESG issues through the NG&S Committee. Management provides the NG&S Committee with periodic updates on the Company’s ESG programs and initiatives. We have established company-wide environmental, human rights, and labor rights policies that outline the company’s standards for all business operations. More information on these policies can be found on our website under the caption “About Us – CVG Policies,” including highlights of our ongoing Environmental, Social and Governance efforts related to safety, quality, environmental, community engagement and corporate governance.

Company Code of Ethics

The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our website at www.cvgrp.com. If we waive any provision of our Code of Ethics for our Board or our executive officers or make material changes to our Code of Ethics, we will disclose that fact on our website within four business days.

Insider Trading Policy

We adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us. A copy of the Insider Trading Policy is posted on our website at www.cvgrp.com.

Clawback Policy on Incentive Compensation and Other Equity Grants Upon the Material Restatement of Financial Statements

Our Board has adopted a clawback policy stating that, if any Section 16 officer of the Company or any member of the executive leadership team, defined as the CEO and his/her direct reports, engages in any fraud, misconduct, bad-faith action, or intentional or unintentional errors or omissions that, directly or indirectly, causes a material accounting restatement of previously filed financial statements for any period as to which a performance based award or other equity grant was made based on the financial results that the Company subsequently restates, such award in excess of what would have been paid without the restatement, made to the Section 16 officers and executive leadership team, shall be subject to reduction, cancellation or reimbursement to the Company, on an individual or collective basis, at the Board’s discretion.

A copy of the Clawback Policy is posted on our website at www.cvgrp.com.

Board Policy on Stockholder Rights Plans

The Board has adopted a policy on stockholder rights plans. Pursuant to the policy, our Board will seek and obtain prior stockholder approval of any new stockholder rights plan, unless a majority of the independent directors, in the exercise of their fiduciary duties, deem it to be in our best interests and in the best interests of our stockholders to adopt a stockholder rights plan without the delay in adoption that would arise from obtaining stockholder approval. If the Board so adopts a stockholder rights plan without obtaining prior stockholder approval, the Board will submit the stockholder rights plan to the stockholders for ratification and approval within one year of the Board’s adoption of the plan, or else the stockholder rights plan will automatically expire, without being renewed or replaced, on the first anniversary of the adoption of the stockholder rights plan by the Board. If presented by the Board for stockholder approval at a meeting of the stockholders and not approved by the stockholders, the plan will expire upon the certification of the voting results of such stockholders meeting. The Board adopted a limited duration stockholder rights plan on June 23, 2020, which was terminated on April 15, 2021.

A copy of the plan policy is posted on our website at www.cvgrp.com.

Director Compensation
Overview
We pay our non-employee directors an annual retainer of $70,000 and an additional annual retainer to our Chairman of $55,000. We pay annual chair fees of $15,000 to the Audit Committee Chair, $10,000 to the Compensation Committee Chair and $7,500 to the NG&S Committee Chair.
We also compensate our non-employee directors through grants of restricted stock and in June 2020, we granted 36,981 shares of restricted stock to each of Messrs. Fix, Griffin, Rancourt, Ray and Stipp with a grant date value of $90,000. All such restricted stock grants made to our non-employee directors cliff vest in one year. In 2018, the timing of director grants was moved to align with the service term that runs from annual meeting to annual meeting. Restricted stock grants for 2020 were granted on June 12, 2020 and will vest on June 15, 2021 or the date of the 2021 Annual Meeting of Stockholders or sooner if the director leaves the Board for any reason other than for cause. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings.
Following the Compensation Committee’s review of director compensation in May 2019, and based on the recommendation of its compensation consultant, the Compensation Committee recommended to the Board, and the Board approved, increases to the annual retainers and restricted stock grants effective in November 2019. The compensation changes aligned with our target of the median director compensation for the Comparator Group. There were no changes made to director compensation for fiscal 2021.

Board Leadership
The following changes became effective in 2020. Mr. James Ray joined the Board as an Independent Director on March 25, 2020. Ms. Stipp succeeded Mr. Bevis as Chairman of the NG&S Committee on March 25, 2020 in connection with Mr. Bevis' appointment as President and CEO.

The table below describes the compensation paid to non-employee directors in 2020. Annual director fees paid in 2020 reflect a temporary, voluntary 20% concession on the part of the Independent Directors in the second and third quarter, to align with the 20% temporary base salary concession in effect during this period for the NEOs. Mr. Bevis, who became our President and Chief Executive Officer on March 23, 2020, received no compensation after this date for serving on our Board of Directors.

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Harold C. Bevis	19,375	—	—	—	—	—	19,375
Robert C. Griffin	114,500	90,000	—	—	—	—	204,500
Roger L. Fix	69,500	90,000	—	—	—	—	159,500
Wayne M. Rancourt	74,500	90,000	—	—	—	—	164,500
James R. Ray	42,000	90,000	—	—	—	—	132,000
Janice E. Stipp	65,125	90,000	—	—	—	—	155,125

(1)	The The cash fees reflect a temporary, voluntary concession on the part of the directors commensurate with the temporary 20% base salary concession in effect for management in the second and third quarters of 2020.
(2)	Represents the aggregate value of the restricted stock based on a 20 day trading average of $2.43 as of the June 16, 2020 grant date, consistent with the methodology used to establish the 2020 management equity grants. Mr. Bevis did not receive a 2020 Independent Director grant.
(3)	The aggregate number of shares of unvested restricted stock held by each of our non-employee directors as of December 31, 2020 was 36,981.

Related Person Transactions Policy and Process
Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Under the NASDAQ Marketplace Rules, we are required to conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be reviewed and approved by our Audit Committee or another independent body of the Board. Related parties means our directors, officers, 5% stockholders or the immediate family members of any of the foregoing. Our Code of Conduct provides that no director or executive officer may represent the interests of any party other than the Company (including personal interests) in any material transaction in which we and another party are involved.

PROPOSAL 2 –
AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED BY-LAWS TO ADD A PROVISION TO DESIGNATE DELAWARE CHANCERY COURT AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

The Board is proposing an amendment to the Company’s Amended and Restated By-Laws to add a new Article VII (renumbering the current Article VII as Article VIII) designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions unless otherwise consented to by the Company (the “Amendment”). This designation of the Court of Chancery as the exclusive forum would apply to (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law or the Company Amended and Restated Certificate of Incorporation or Amended and Restated By-laws (as either may be amended from time to time) or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. This would not include actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and, in that case, the sole and exclusive forum for such action or proceeding would be another state or federal court within the State of Delaware.
The Amendment is intended to avoid subjecting the Company to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, the Company’s state of incorporation. The ability to require such actions to be brought in a single forum provides numerous benefits to the Company and its stockholders.
Specifically, the Company and its stockholders benefit from having disputes resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus. The Delaware Court of Chancery has experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware’s well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, the Company and its stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. In addition, Delaware offers a system of specialized Chancery Courts to deal with corporate law questions, with streamlined procedures and processes that help provide relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of protracted litigation for all parties.
Although our Certificate of Incorporation allows the Board to unilaterally adopt amendments to the Bylaws without a stockholder vote, and the Board does not intend by submitting the Amendment to stockholders to limit its ability to amend the Bylaws unilaterally in the future, our Board believes, since this Amendment was previously submitted to stockholders for consideration, that our stockholders should have the opportunity to vote on this Amendment.
If Proposal 2 is approved by the stockholders, the Amendment to the Company’s Amended and Restated By-Laws will be effective immediately. If Proposal 2 is not approved by the stockholders, the Amendment will not become effective.

Considerations of the Board
The Board believes that the adoption of the forum selection provision can reduce or eliminate the risk of costly and disruptive multi-forum litigation, as well as abusive “forum shopping,” by requiring intracorporate claims to be brought in the Delaware courts. In addition, the Board believes that Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware and that the Delaware courts have a reputation for expertise in corporate law matters. For these reasons, the Board believes that providing for Delaware as the exclusive forum for the types of disputes listed in the Amendment is in the best interests of the Company and its stockholders. At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Board determines that the Company’s interests and those of its stockholders would best be served by permitting such a dispute to proceed in a forum other than the courts designated in the Amendment.
The Board is also aware that not all state courts may enforce the forum selection provision as set forth in the Amendment and transfer any covered proceeding to the Delaware courts in all circumstances. However, exclusive forum provisions such as the one the Board is proposing have been adopted by many public corporations, including approximately 50% of Russell 2000 companies. In addition, many states other than Delaware have amended their corporations laws to permit forum selection provisions similar to those in the Amendment, and court decisions both in Delaware and in other states have enforced forum selection provisions similar to the provision set forth in the Amendment.
This description of the proposed Amendment to the Company’s Amended and Restated By-Laws is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Company’s Amended and Restated By-Laws, as amended by the attached proposed Amendment to this proxy statement as Appendix A, and the Company’s Amended and Restated By-Laws attached has been marked to show the proposed changes.
The proposal to amend the Company’s Amended and Restated By-Laws requires the favorable vote of the holders of at least 66-2/3% of the shares of our common stock outstanding on the record date entitled to vote at the meeting. Abstentions and broker-non-votes will have the same effect as a vote against the proposal.

Recommendation of the Board

The Board recommends that you vote FOR adoption and approval of an amendment to the Company’s Amended and Restated By-Laws to designate Delaware Chancery Court as the exclusive forum for certain legal actions.

Audit Committee Matters
Proposal 3 —
Ratification of Appointment of KPMG LLP as Independent Auditor

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm and such firm reports directly to the Audit Committee. KPMG LLP has been retained as the Company’s independent registered public accounting firm continuously since 2012. The Audit Committee reviews the impact on the Company of changing the Company’s independent registered public accounting firm, qualifications, performance, fees and independence of KPMG LLP and considers whether KPMG LLP should be reappointed or whether a different independent registered public accounting firm should be appointed. SEC rules mandate that the independent auditor’s lead audit partner be rotated every five years. The process for the selection of the new lead audit partner includes a meeting between the Chairman of the Audit Committee and the candidate recommended by KPMG LLP for the role, as well as discussion by the full Audit Committee and management. The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit our financial statements and the internal control over financial reporting for the fiscal year ending December 31, 2021. In making the decision to appoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by KPMG LLP is incompatible with maintaining that firm’s independence.
Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and our stockholders. It is expected that a representative of KPMG LLP will be present at the annual meeting, will be provided the opportunity to make a statement, and will be available to answer appropriate questions.
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on the matter. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board

The Board recommends that you vote FOR the proposal to ratify the appointment of KPMG LLP as our independent auditor for fiscal 2021.

Audit Committee Report
This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Securities Act or the Exchange Act.
During fiscal year ended December 31, 2019 through March 23, 2020, the Audit Committee was composed of three directors appointed by the Board, and on March 23, 2020, Mr. Bevis, upon becoming President and Chief Executive Officer, resigned from all Committee appointments he held including from the Audit Committee. Effective March 25,

2020, the Board elected James R. Ray as the third Audit Committee member. All Audit Committee members are independent for Audit Committee purposes under applicable Exchange Act rules and NASDAQ Marketplace Rules. The Board designated each of Ms. Stipp and Mr. Rancourt as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board and amended most recently in March 2021, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting, financial and reporting controls, the internal audit process, risk management, the independent audit process of the Company’s annual financial statements, and the Company’s compliance with legal and regulatory requirements. Management is responsible for these processes.
The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls. The Audit Committee also reviews the Company’s quarterly earnings press releases and reports on Form 10-Q prior to filing. The Audit Committee held 11 meetings in 2020.
The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under auditing standards of the U.S. Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from management and the Company, including the impact of nonaudit-related services provided to the Company and the matters in the independent registered public accounting firm’s written disclosures required by Rule 3526 of the PCAOB, as may be modified or supplemented.
The Audit Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits, including timing, risk assessments, locations and coverage, and any reliance by the independent registered public accounting firm on work performed by the internal auditors. The Audit Committee meets at least quarterly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. Annually, the Audit Committee reviews and approves the internal audit plan. Additionally, the Audit Committee periodically meets separately with each of the Chief Financial Officer and General Counsel of the Company.
The Audit Committee is directly responsible for the appointment, oversight, qualification, independence, performance, compensation and retention of the Company’s independent registered public accounting firm, including audit fee negotiations and approval, approval in advance of all audit and non-audit services, and the rotation and selection of the lead audit partner every five years. In accordance with its Charter, the Audit Committee has reappointed KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal 2021, based on their overall qualifications, objectivity, significant experience and understanding of the Company’s operations, and their ability to deploy resources to match the Company’s global operations. Accordingly, in this proxy statement, the Board recommends the ratification of KPMG as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2021.
In performing its review, the Audit Committee also considers the quality and effectiveness of KPMG’s communications with the Audit Committee and management; how effectively KPMG maintained its independence as demonstrated by exercising judgment, objectivity and professional skepticism; reports of the PCAOB and other available data regarding the quality of work performed by KPMG; KPMG’s tenure and experience as the Company’s auditor; and the geographic reach and expertise of KPMG to address the demands placed on an auditor by the global breadth of the Company’s business.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.
Members of the Audit Committee
Wayne M. Rancourt (Chairman)
James R. Ray
Janice E. Stipp

Fees Paid to KPMG LLP

For fiscal years 2020 and 2019, the following fees were billed to us for the indicated services by KPMG LLP:

	2020	2019
Audit Fees	$1,713,486	$2,275,550
Audit-Related Fees	36,394	19,252
Tax Fees	100,521	240,274
All Other Fees	477,715	248,838
Total Independent Accountant’s Fees	$2,328,116	$2,783,914

Audit Fees. Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits.
Tax Fees. Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.
All Other Fees. Consist of fees for services other than the services reported above.
Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
During fiscal year 2020, all services by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Proposal 4 —
Advisory Vote to Approve the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.
We urge stockholders to read the Compensation Discussion and Analysis beginning on page 39 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables, notes and narrative appearing on pages 55 through 63, which provide detailed information on the compensation of our named executive officers.
Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.
The Board has adopted a policy providing for annual say-on-pay advisory votes. Accordingly, the next say-on-pay advisory vote will be held at our 2022 Annual Meeting of Stockholders.
The approval of the resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on the matter. Abstentions will count as a vote against the proposal and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board

The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement by approving the following resolution:

"Resolved, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation, Discussion and Analysis, compensation tables and narrative discussion, is hereby approved."

Share Ownership Information
Beneficial Ownership
Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2021 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, or executive officer, and in the case of five percent beneficial owner, as disclosed in a Schedule 13G or Form 4 (subsequent to the Schedule 13G) as filed with the SEC. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or her or its name.
The following table lists the number of shares and percentage of shares beneficially owned based on 32,643,188 shares of common stock outstanding as of April 15, 2021. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. There were no shares of common stock subject to options outstanding within 60 days of April 15, 2021.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Renaissance Technologies LLC (1)	2,575,604	7.9%
OLMA Capital Management Limited (2)	1,948,001	6.0%
Directors and Named Executive Officers:
Harold C. Bevis (3)	537,160	1.7%
Christopher H. Bohnert (4)	54,289	*
Douglas F. Bowen (5)	152,304	*
Roger L. Fix (6)(7)	115,453	*
Robert C. Griffin (6)	126,331	*
Wayne M. Rancourt (6)	83,210	*
James R. Ray (6)	42,156	*
Janice E. Stipp (6)	53,073	*
All directors and current executive officers as a group (8 persons)	1,163,976	3.4%
Patrick E. Miller, former President and CEO (8)	293,812	*
C. Timothy Trenary, former Chief Financial Officer and Treasurer (8)	176,367	*
Edmund Carney, former Interim Chief Financial Officer (8)	0	-
* Denotes less than one percent.

(1)    Information reported is based on Amendment No. 3 to Schedule 13G as filed with the SEC on February 11, 2021 on which Renaissance Technologies LLC and Renaissance Technologies Holding Corporation, which owns a majority interest in Renaissance Technologies LLC (collectively "Renaissance") reported sole voting power over 2,538,104 shares and sole dispositive power over 2,575,604 shares of our common stock as of December 31, 2020. The address for Renaissance is 800 Third Avenue, New York, NY 10022.
(2)    Information reported is based on Schedule 13D as filed with the SEC on September 24, 2020 on which OLMA Capital Management Limited ("OLMA") reported sole voting and dispositive power over 1,948,001 shares of our common stock as of September 14, 2020. The address for OLMA is 7 Seville Place, Dublin, Ireland.
(3)    Includes 123,457 shares of restricted stock that vest in two installments on each of December 31, 2021, and 2022 and 86,009 shares of restricted stock that vest in three installments on each of December 31, 2021, 2022 and 2023. Includes 64,038 shares of restricted stock that vest in three installments on each of December 31, 2021, 2022 and 2023.
(4) Includes 19,130 shares of restricted stock that vest in three installments on each of December 31, 2021, 2022 and 2023.
(5) Includes 80,000 shares of restricted stock that cliff vest on June 12, 2022. Includes 4,256 shares of restricted stock that vest on October 20, 2021. Includes 11,336 shares of restricted stock that vest in three installments on each of December 31, 2021, 2022 and 2023.
(6)    Includes 36,981 shares with respect to Ms. Stipp and Messrs. Fix, Griffin, Rancourt and Ray that vest on the date of the Annual Meeting.
(7)    Includes 7,500 shares held by the Roger L. Fix Revocable Trust, with Reporting Person as trustee.
(8)    Information included based upon share ownership known to the Company as of the date of termination of employment with the Company.

EXECUTIVE COMPENSATION
Compensation Policies and Practices
Our compensation philosophy is based on the premise of attracting and retaining exceptional leaders who will deliver the Company’s annual business plan; execute our long term diversification and growth strategy; and exceed the expectations of our investors, customers, and employees. The Compensation Committee (as used in this section, the "Committee"), which is comprised entirely of independent directors, has a pay for performance philosophy that is reflected in our compensation plan designs, and places a majority of each executive officer’s total compensation at risk each year. Our compensation plans are designed to provide appropriate incentives to encourage the execution of our business plan but we defer the delivery of significant portions of incentive compensation through vesting to link the interests of management to long-term value creation for our stockholders. Incentive awards are based on short-term and long-term financial metrics, designed to encourage profitable innovation and growth, without encouraging excessive or unnecessary risk taking. To further mitigate risk taking, the Committee sets a minimum performance threshold and a maximum payment limit on incentive award opportunities each year; and has adopted executive stock ownership guidelines, an anti-hedging policy, and a clawback policy.

Fiscal 2020 was a challenging year for the Company as we managed through a cyclical trough and navigated the challenges of the global coronavirus pandemic, while aggressively executing our long term diversification and growth strategy. Given the challenges of 2020, the Committee set aside the original 2020 Annual Incentive Plan (AIP) plan in favor of a discretionary pool established in the second half of the year, tied to the Company's response to challenging market conditions and execution of our growth initiatives. Management exceeded expectations in this regard and bonus payouts reflected these outcomes. Our executive compensation programs will continue to pay for performance and will continue to place considerable emphasis on variable compensation to align Named Executive Officer (NEO) pay with long term stockholder value creation. The Committee is confident that the structure of our executive compensation program is appropriate and aligns with the Company's compensation philosophy and pay for performance program objectives.

Compensation Discussion and Analysis
2020 CEO Change
The Board of Directors made a leadership change in 2020 replacing Mr. Miller with Mr. Bevis to accelerate the pace of execution of CVG’s long term strategy. An aggressive, performance-based first year compensation arrangement, as described throughout this proxy, was established for Mr. Bevis to drive transformative change and encourage the timely execution of aggressive performance goals including diverse revenue growth, cost optimization, and upgrade of the leadership team. Mr. Bevis’ starting base salary was well below the median of our published peer group with aggressive performance-based variable compensation to encourage his leadership on the execution our change initiatives. Under Mr. Bevis’ leadership in 2020, CVG’s stock price increased from a low of $1.59 on March 23, 2020 to $8.65 on December 31, 2020, even as he led us through the management of a cyclical trough and challenges of the global coronavirus pandemic, while aggressively executing our long term diversification and growth strategy. Our performance relative to our published peer group during this period was in the top quartile.
Executive Summary
This Executive Summary provides an overview of the 2020 compensation programs for our named executive officers (the “NEOs”) and should be read in conjunction with the complete Compensation Discussion and Analysis (“CD&A”) in this report. For 2020, our NEOs included:
•Harold C. Bevis, President and CEO;
•Christopher H. Bohnert, Chief Financial Officer;
•Douglas F. Bowen, Senior Vice President and Managing Director, Global Seating;

•Patrick E. Miller, former President and CEO; Mr. Miller ceased to be an NEO on March 23, 2020;
•C. Timothy Trenary, former Chief Financial Officer and Treasurer; Mr. Trenary ceased to be an NEO on June 10, 2020; and
•Edmund S. Carney, former Interim Chief Financial Officer; Mr. Carney ceased to be an NEO on October 19, 2020.

Our compensation programs are designed to balance annual and long-term organizational goals with the individual performance and contributions of the NEOs to ensure our executive compensation programs are closely aligned with the interests of our stockholders. The Compensation Committee uses multiple performance measures to ensure an appropriate mix of annual and long term incentives and to avoid over-weighting the Company's short term objectives. Each NEO has a significant portion of total compensation which is at-risk in any given year, and each NEO receives long-term cash and equity awards to encourage their retention and further align their interests with those of our stockholders.

At our 2020 Annual Meeting of Stockholders held on June 15, 2020, the compensation of our NEOs was approved, on an advisory basis, by approximately 96.6% of our stockholders who voted on the matter. The Committee considered the results of this vote, which it viewed as strong investor support for our executive compensation philosophy and programs, but did not take any specific compensation actions in fiscal year 2020 in response to the executive compensation advisory vote. At the 2021 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation.  The Committee will continue to consider the results of this vote and future advisory votes, which we view as an important indicator of stockholder sentiment regarding our compensation philosophy, when contemplating executive compensation decisions and will continue to review and adjust our incentive programs, as appropriate, to align with our stockholders' interests.

The impact of the COVID-19 pandemic on our global organization was significant, but we were able to reduce the impact of the pressures on our gross profit through our cost control and recovery initiatives. During 2020, CVG implemented a series of temporary reductions that were in place through September 30, 2020, including temporary salary concessions, furloughs, temporary suspension of the employer 401(k) match and reductions in discretionary spending. On September 22, 2020, CVG announced that certain temporary actions were being halted, specifically the temporary pay reductions, as our end markets recovered. Certain other temporary actions remain in effect.

During 2020, the Company introduced a number of compensation actions in response to market conditions resulting from the global COVID-19 crisis as follows:

•On March 23, 2020, the NEOs took a temporary base salary concession of 20%. This salary reduction remained in effect through October 3, 2020 and the value of the temporary salary concession is reflected in the Summary Compensation Table.

•The Committee used a 20 day average stock price for the purpose of issuing annual equity awards in April 2020 to mitigate the volatility in share price resulting from challenging market conditions resulting from the global coronavirus pandemic.

•The Committee issued targeted, cliff vested equity awards to encourage the retention of key leaders critical to the Company's leadership transition, coronavirus recovery efforts, and the execution of long term growth strategies.

•Given the extraordinary changes in market conditions, the Committee set aside the original 2020 AIP in favor of a discretionary pool established in the second half of the year, tied to our response to challenging market conditions and execution of our aggressive growth initiatives.

Leadership Transitions

On March 23, 2020 Harold Bevis, who previously served as an Independent Director since 2014, succeeded Patrick Miller as President and CEO. The details of Mr. Miller's severance provisions are provided under the "Post Termination Payments" section below.

In connection with Mr. Bevis' appointment as President and CEO, his offer letter and employment agreement provided for a base salary of $500,000 in 2020, and an annual incentive opportunity equal to 100% of base salary, pro-rated for 2020 with a guaranteed minimum payment of $375,000. For 2020, he also received performance-based incentives with a target value of $1,800,000. For additional information on Mr. Bevis’ performance-based first year compensation arrangement, please see the section titled “2020 CEO Change” at the beginning of this Compensation Discussion and Analysis.

Mr. Trenary resigned his position as Chief Financial Officer, effective June 10, 2020. He was succeeded on an interim basis by Edmund Carney who served in this capacity from June 8, 2020 through October 19, 2020 while a search was conducted for Mr. Trenary's replacement. Christopher Bohnert joined the Company in the capacity of Chief Financial Officer as of October 19, 2020.

In connection with his appointment as Chief Financial Officer, Mr. Bohnert was paid a base salary of $400,000, with an annual incentive opportunity equal to 65% of base salary, pro-rated for 2020 based on his start date. Mr. Bohnert also received signing incentives valued at $400,000, denominated in common stock and issued in two tranches. The first tranche, valued at $250,000, was issued on November 3, 2020; and the second tranche, valued at $150,000, was issued on March 15, 2021. The stock price used to determine the number of shares issued for each tranche was equal to the average of the closing price of CVGI stock for 20 trading days leading up to the grant date for each of the awards.

Compensation Philosophy, Objectives and Process
Compensation Philosophy and Objectives
Our executive compensation programs are designed to align total compensation with the Company’s financial performance and each NEO’s individual experience, performance, and proficiencies; while also supporting our ability to attract, motivate, and retain NEOs capable of operating profitably throughout each business cycle. Each NEO has a substantial portion of total compensation at risk in any given year, and each NEO receives long-term cash and equity awards to closely align their realized compensation with changes in stockholder value. This multi-year framework of cash and equity awards closely links total compensation to the creation of stockholder value and aligns the interests of our executives with those of our stockholders.
The specific objectives of our executive compensation program include:
•Attracting and retaining highly-qualified executives who will embrace our strategy and values, and contribute to our long-term success;
•Linking executive compensation to the achievement of our short- and long-term financial, operation and strategic objectives;
•Aligning executive compensation with each executive’s individual contributions, performance, and scope of responsibility; and
•Fostering a culture of performance and accountability that drives best-in-class performance.

The Committee has structured and refined our executive compensation programs based on these objectives, while also considering the long term, cyclical nature of our industry. We seek to balance the consideration of those measures that our NEOs directly influence with the cyclical market forces that the Company and its executives cannot control. Our executive compensation program generally includes both annual and long-term incentive opportunities, and provides for cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry and revenue scope. The Committee is committed to paying executives for performance and rewarding an increase in long-term stockholder value, while discouraging excessive risk taking. The Committee considers a number of factors when setting total compensation including industry benchmarks, market conditions, current business challenges, and long-term strategic objectives. The Committee intends to continue to implement a compensation philosophy that places a greater emphasis on at-risk compensation tied to short and long-term performance.

Our compensation philosophy is represented by those practices we support and those that we avoid, as detailed below.

What We Do ✓	What We Don’t Do ✗
We align pay with performance	We do not guarantee salary increases
We enforce share ownership policies	We do not utilize employment agreements, other than for the Chief Executive Officer
We enforce robust Non-Competition and Non-Solicitation provisions	We do not offer a supplemental executive retirement program
We employ an independent executive compensation consultant, reporting directly to the Committee and provides no other services to CVG	We do not offer perquisites for our NEOs that differ materially from benefits available to our employees
We prohibit holding our securities in margin accounts	We do not provide tax gross ups for any benefits or perquisites
We have a formal clawback policy	We do not provide excise tax gross ups in our Change in Control Agreements
We enforce robust Non-Competition and Non-Solicitation provisions	We do not permit hedging or the pledging of our securities as collateral for loans

We set performance targets for our annual cash incentive compensation program such that NEOs receive their targeted annual compensation only if our pre-determined performance targets are achieved. When performance exceeds the pre-determined targets, total compensation will be above targeted levels; and when performance is below the pre-determined targets, total compensation will be below targeted levels. Historically, annual incentive payments to our NEOs have demonstrated these outcomes, as overall performance and the corresponding compensation provided to our NEOs for 2015 and 2018 were generally at target; for 2016 and 2017 were above target; and for 2019 was below target. Incentive payments for 2020 were purely discretionary based on the NEOs' leadership during a challenging year and the profitability and growth outcomes they developed and executed in the second half of the year.

Compensation Process

In 2020, the Committee considered the following factors as part of the process by which it made executive compensation determinations:
•Our execution of employee safety protocols and business resumption plans in response to the COVID-19 pandemic;
•The accelerated execution of the Company's long-term diversification and growth strategy;
•Achievement of key financial metrics and operational outcomes;
•Evaluations of each individual NEO’s competencies, performance and contributions; and
•The competitiveness of executive compensation as compared to our compensation peer group, as well as data compiled by our independent compensation consultant, Meridian. This analysis is performed on a periodic basis by Meridian, most recently in February 2021, based on a peer group consisting of industrial companies of comparable size, as described below.

Compensation Structure
Compensation Levels and Benchmarking
The Committee has engaged Meridian to assist with a periodic review and analysis of compensation data for comparable positions in similarly sized general manufacturing companies. The analysis used for 2020 benchmarking purposes was prepared by Meridian in May 2019 and incorporated data from third party proprietary compensation surveys in addition to proxy data from the published peer group. The examination and comparison of this compensation data is an important component of the Committee’s review but does not serve as the sole basis for compensation decisions, and no formulaic methodology is used by the Committee when referring to such data in connection with executive compensation decisions.

The compensation peer group which was used for 2020 executive compensation benchmarks, includes the following:

Altra Industrial Motion Corp.	L. B. Foster Company
Astec Industries, Inc.	Motorcar Parts of America, Inc.
Columbus McKinnon Corporation	Myers Industries, Inc.
Dorman Products, Inc.	Shiloh Industries, Inc.
EnPro Industries, Inc.	The Shyft Group, Inc.
Federal Signal Corporation	Standard Motor Products, Inc.
Gentherm Incorporated	Stoneridge, Inc.
Jason Holdings, Inc.

The TSR peer group, used for purposes of the Long Term Incentive Plan since November 2016 to provide continuity in the long term plan design, includes the following:

Altra Industrial Motion Corp.	Gentherm Incorporated
American Railcar Industries, Inc.*	L.B. Foster Company
Astec Industries, Inc.	LCI Industries
Columbus McKinnon Corporation	Modine Manufacturing
Dorman Products, Inc.	Shiloh Industries, Inc.
EnPro Industries, Inc.	The Shyft Group, Inc.
Federal Signal Corporation	Standard Motor Products, Inc.
Freightcar America, Inc.	Stoneridge, Inc.
*American Railcar Industries, Inc. is no longer a member of the TSR peer group as a result of its acquisition

For 2020, the Committee generally targeted base salaries for our NEOs between the 25th and 50th percentile (or median), and performance-based annual incentives with target total cash compensation at or near the market median as compared to similarly situated executive officers in the compensation peer group, and as reported within published executive compensation surveys for comparable organizations. As a result, Target Total Cash Compensation (salary and target annual cash incentives) and Target Total Direct Compensation (salary and target annual cash incentives and long-term incentives) will only exceed the market median for our NEOs if aggressive annual performance goals are met, consistent with our pay for performance philosophy.
The Committee believes this pay philosophy, with market based pay and an emphasis on at-risk compensation, supports the attraction and retention of high caliber executives in an increasingly competitive market for executive talent.
Compensation Elements - Overview
The three principal compensation components for our NEOs include:
•Base Salary;
•Annual Incentive Compensation; and
•Long-term Incentive Compensation.

Mr. Bevis is party to an employment agreement, executed on September 9, 2020, and Messrs. Bohnert and Bowen are parties to a Change-In-Control & Non-Competition Agreement. We provide these agreements to encourage retention and continuity in the event of a Change-In-Control.

Compensation Mix
We use the principle components of compensation described above to provide at-risk compensation, retention value, and an equity stake designed to align NEO and stockholder interests. Our policy for allocating between fixed and incentive compensation, and between cash and equity-based awards, is based on the following general principles:
•We embrace a pay for performance philosophy that ties the majority of executive pay to performance, requires performance at a threshold level in order to qualify for incentive awards, caps maximum award payouts, and puts the majority of executive compensation at risk each year;
•Each NEO has a significant proportion of total compensation in the form of long-term incentives (“LTI”), with multi-year vesting of both equity-based awards and long term cash performance awards to encourage their retention and align their interests with that of our stockholders; and
•We seek an appropriate mix of annual and long-term incentive opportunities that reflect the cyclical nature of our industry and encourage both performance and retention.

Our NEOs’ compensation is weighted towards variable incentives that provide award opportunities based on our annual and long-term performance. The Committee believes this pay mix motivates our NEOs to achieve results that support our strategic objectives and create long-term stockholder value without encouraging excessive risk taking.
Pay for Performance

Pay for performance is one of the primary objectives of our compensation philosophy. On average, 66% of the total target compensation opportunity for our NEOs is variable, or “at risk”.

The chart below shows base salaries, target annual incentive (“AIP”) opportunities under the Bonus Plan, and target LTI opportunities as a percentage of 2020 target total compensation opportunities for our current NEOs.

Target Total Compensation
64%
18%
18%
37%
26%
37%
29%
25%
46%
Harold C. Bevis
Christopher H. Bohnert
Douglas F. Bowen
Salary
AIP
LTI

The AIP under the Bonus Plan, as illustrated in the chart above, reflects target award opportunities as shown in the Target column of the 2020 Grants of Plan-Based Awards Table for our current NEOs (100% of salary for Mr. Bevis, 65% of base salary for Mr. Bohnert, and 55% of base salary for Mr. Bowen). LTI reflects the established Long Term Incentive Target, as a percent of base salary for each of the current NEOs, as established by the Committee in March, 2020. At target, Messrs. Bevis and Bowen would receive LTI awards under the 2020 program with a grant date value equal to 360% and 70% of base salary, respectively. Mr. Bohnert was not a 2020 LTIP participant but was designated as an LTIP participant as of 2021 with a target grant date value of 90% of base salary.
The specific relationship of base salary to incentive compensation varies depending upon the scope of each NEO’s position, prior experience, time in the industry, and time in the role; but consistently reflects the Committee’s philosophy of weighting target AIP and LTI opportunities more heavily than base salary.
Compensation Elements
Salary
We provide a salary to our NEOs to compensate them for their services during the year. Salaries are designed to be competitive with other comparable executive officer salaries in the published compensation survey data described above, and in the case of new hires, to attract high quality executive talent using the Committee’s discretion and judgment. The Committee sets base salaries based on market competitiveness, the NEOs’ specific roles and responsibilities, experience, expertise and individual performance throughout their tenure. Salaries are reviewed annually by the Committee and periodic adjustments are made based on the factors noted above, as well as input from the President & CEO with respect to his direct reports, and comparator data from the compensation surveys discussed in detail above. However, there is no specific formula applied to the factors noted above and annual increases are not guaranteed. The Committee believes the current NEO salaries are consistent with the salaries paid to similarly situated executive officers of companies in the compensation peer group and published survey data.
In connection with the Company's cost reduction strategies during a period of uncertainty resulting from the coronavirus pandemic, the NEOs participated in a 20% temporary base salary concession from April 4 through October 3, 2020. The 2020 fiscal impact of those concessions is illustrated below. Mr. Bohnert joined the Company on October 19, 2020, after the temporary salary concessions had been restored.

	2020 Annualized Base Salary	Value of Temporary Concession
Mr. Bevis	$500,000	$50,000
Mr. Bohnert	$400,000	$—
Mr. Bowen	$286,000	$28,600

In March, 2021 the Committee approved the following base salary adjustments, effective April 5, 2021, for our current NEOs. These adjustments are intended to better align the base salaries of our NEOs with the competitive range of our compensation peer group, as indicated in the compensation analysis completed by Meridian in February, 2021.

	2020 Base Salary	Adjustment Percentage	2021 Base Salary
Harold Bevis	$500,000	10%	$550,000
Christopher Bohnert	$400,000	5%	$420,000
Douglas Bowen	$286,000	12%	$320,000

Annual Incentive Compensation
Annual incentive compensation, payable under the Bonus Plan, is designed to reward NEOs for the achievement of financial targets tied to our annual business plan. Target annual incentive award opportunities are determined as a percentage of each NEO’s salary for the fiscal year and are tied to the achievement of pre-determined financial performance targets, with the Committee having the discretion to increase or decrease individual awards based on the performance and contributions of each NEO.
On March 4, 2020, the Committee approved 2020 financial performance goals for the Commercial Vehicle Group Bonus Plan (the "Bonus Plan") based on our business plan and strategic objectives. The original target award opportunity for Mr. Bevis established at hire under the 2020 Plan was 100%, of his base salary. The original target award opportunity for Mr. Bowen was 55% of his base salary. The target award opportunity established for Mr. Bohnert at hire was 65% of base salary, pro-rated based on his hire date.
The Committee originally adopted objective financial performance metrics for the Bonus Plan, including New Revenues, Operating Profit Margin, and Operating Working Capital as a Percent of Sales. New Revenue was selected by the Committee to correlate to the emphasis the Company's business plan places on diversified top-line growth. Operating Profit Margin was selected by the Committee as a plan metric based on the high correlation to Total Stockholder Return. Operating Working Capital as a Percent of Sales was selected to encourage the efficient and profitable use of capital in business operations. Performance metrics were established on a consolidated basis to promote high level collaboration across the enterprise. As shown below, 60% of the original total award opportunity for our NEOs was tied to consolidated profitability, as measured by corporate Operating Profit Margin. The original 2020 Performance Metrics and weighting are illustrated below.

2020 Bonus Plan Metrics and Weighting
Metric	Operating Profit Margin	New Revenues	Operating Working Capital % of Sales	TOTAL
Weighting	60%	25%	15%	100%

The Committee also approved 2020 Threshold, Target, and Superior performance goals, and corresponding award opportunities for the Bonus Plan. The following table summarizes the original consolidated performance goals for Fiscal Year 2020.

2020 Bonus Plan Performance Goals
Consolidated Metric	Threshold	Target	Superior
Operating Profit Margin	5%	6%	7%
New Revenues ($ Millions)	$20	$40	$60
Operating Working Capital % Sales	18.5%	17.5%	16.5%

Award funding under the Plan for each bonus component is independent of the other components. For each metric, achievement of Threshold performance funds 25% of the applicable portion of the award opportunity; Target performance funds 100%; and Superior performance funds 200%. Intermediate payout goals are established above and below target to flatten the payout curve, with performance between any points calculated using straight line interpolation. For each component, achievement of threshold performance is required to receive an award for that metric.
In 2020, the original Bonus Plan included the original following baseline formula for our NEOs:

BONUS = (2020 Base Salary x BF1x 60% x BF2) + (2020 Base Salary x BF1x 25% x BF3) + (2020 Base Salary X BF1 x 15% x BF4)
Where:
•“2020 Base Salary” is each NEO’s salary at fiscal year-end 2020.
•BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2020 year end base salary.
•BF2 (“Bonus Factor 2”) is scored independently as a fraction with a numerator equal to Operating Profit Margin performance for the plan year, divided by the target set for the year. The payment for Threshold performance was set at 25% of target while payment for Superior performance was set at 200% of target.
•BF3 (“Bonus Factor 3”) is scored independently as a fraction, with a numerator equal to Incremental Sales performance for the year divided by the target set for the year. The payment for Threshold performance was set at 25% of target, while payment for Superior performance was set at 200% of target.
•BF4 (“Bonus Factor 4”) is scored independently as a fraction with a numerator equal to Operating Working Capital as a Percent of Sales performance for the year divided by the target set for the year. The payment for Threshold performance was set at 25% of target, while payment for Superior performance was set at 200% of target.

Given the extraordinary changes in market conditions and the Company's cost reduction initiatives in the face of uncertainty during the COVID-19 pandemic, the original 2020 AIP was set aside and the corresponding accrual was taken to zero in the second quarter of 2020. As the Company's end markets recovered and management successfully executed a recovery plan, a discretionary pool was established in the second half of the year for distribution to active bonus eligible executives and associates based on second half financial outcomes and success in the execution of the Company's long term growth and diversification strategy.
At the discretion of the Committee, Mr. Bevis received a cash incentive payment of $500,000, or 130% of his original pro-rated target, based on second half financial performance and strategic outcomes. The discretionary cash payment was paid on April 9, 2021 and is reflected in the Summary Compensation Table. Mr. Bevis also received a one-time discretionary award of restricted stock valued at $750,000 at the time of the grant. The restricted stock was issued on December 31, 2020 and will vest ratably on December 31, 2021; 2022; and 2023.
Mr. Bohnert received a discretionary cash incentive payment of $54,166, or 100% of his pro-rated annual target, based on his October 19 hire date. In order to induce him to join CVG and compensate him for the value of long term incentives forfeited with his previous employer, Mr. Bohnert also received incentives valued at $400,000 and denominated entirely in common stock. 26,581 shares were issued on November 3, 2020 and 15,609 shares were issued on March 15, 2021. The discretionary cash payment was paid on April 9, 2021 and is reflected in the Summary Compensation Table.
Mr. Bowen received a discretionary cash bonus of $188,760, or 120% of his original AIP target. The discretionary cash payment was paid on April 9, 2021 and is reflected in the Summary Compensation Table.
On March 3, 2021 the Committee reviewed and approved the Bonus Plan for 2021. The Committee approved the following metrics for the 2021 Bonus Plan for the NEOs:

Bonus Plan - 2021 Metrics and Weighting
Metric Weighting	Operating Profit Margin	Incremental Sales	Operating Working Capital % of Sales	TOTAL
	60%	25%	15%	100%

The 2021 target incentive opportunity established for Mr. Bevis is 100% of base salary. The 2021 target incentive opportunity established for Mr. Bohnert is 65% of base salary. The 2021 target incentive opportunity established for Mr. Bowen is 70% of base salary.

Long-Term Incentives

The Company's equity incentive plan is designed to recognize and reward executive officers for efforts related to the long-term growth and success of the Company. The Equity Incentive Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Committee. This range of available awards provides the Committee the flexibility to grant appropriate types of awards under different circumstances, depending on our needs and the relative importance of compensation objectives as they may change from time to time.
As designed, our Long Term Incentive Plan generally includes equity-based awards in the form of time-based restricted stock, which vests ratably over three years. The use of restricted stock minimizes the level of dilution from the use of equity incentives. The Committee continues to believe restricted stock is an appropriate element of long term compensation because it serves as a retention incentive for the current management team whose skills and experience are desirable and sought after within the industry. Restricted stock also aligns the NEOs' interests directly with those of the stockholders, as the NEOs will realize greater or lesser value based on stock price changes during the vesting period which will parallel the interests of our stockholders over the same period. The restricted share component of the Long Term Incentive Plan represents 50% of the total opportunity for plan participants, except for Mr. Bevis for whom the restricted share component represents 33.3% of the total opportunity.
The balance of the LTIP incentive is generally comprised of cliff vested restricted cash and/or performance shares tied to our Total Stockholder Return over a three year performance period, relative to the Total Stockholder Return of the published comparator group.
Total Stockholder Return is defined as the change in stock price in addition to any dividends paid over the three-year performance cycle. Total Stockholder Return calculations are based on average closing stock prices, both for us and for our peers, for the twenty trading days leading up to the beginning and end of the performance cycle.
In 2019, the Committee migrated the timing of Long Term Incentive awards from the fourth quarter to the first quarter, resulting in a 15 month gap between award periods. On April 3, 2020 the Committee approved awards for each NEO. The target for Mr. Bevis was set at 360% of base salary. The target for Mr. Trenary was set at 100% of base salary. The target for Mr. Bowen was set at 70% of base salary. The specific 2020 LTIP opportunity, expressed as a percent of salary, reflected the shift in award timing from the fourth quarter to the first quarter such that Messrs. Trenary and Bowen each received a 2020 award valued at 125% of target in consideration of the 15-month gap between their award periods.
For a description of Mr. Bevis' 2020 long term incentive plan target, see the section titled Employment Agreements, Mr. Bevis, on page 48.
Mr. Miller did not receive a 2020 award because of his March 23, 2020 separation from the Company. Mr. Carney did not receive a 2020 award based on the interim nature of his position. Mr. Bohnert did not receive a 2020 LTIP award based on his late year hire date but was designated as an LTIP participant as of the 2021 Plan Year.
For the 2020 award cycle, the LTI award for Mr. Trenary was denominated entirely in restricted cash tied to relative TSR with a three year cliff vesting date of December 31, 2022. This award was forfeited because of Mr. Trenary's resignation on June 10, 2020.
The LTI award for Mr. Bowen was equally weighted between time-based restricted stock and cliff vested restricted cash awards under the original plan design as described above. Mr. Bowen was also eligible for a restricted cash award for the LTI period commencing October 2017 and vesting on September 30, 2020. His original cash target was $68,900. The vested award was 53.3% of target, or $36,744, based on Relative TSR Performance measured against the comparator group in place at the time the 2017 awards were established.
Potential payouts under the 2017 cash performance award could range from 0% to 150% of target, based on our relative Total Stockholder Return performance over the three-year performance period as compared to the Total Shareholder Return Peer Group, as follows:

Commercial Vehicle Group 3-Year Total Stockholder Return Rank (out of 16 companies)	Percent of Target Award Earned
Top Quartile	150%
Second Quartile	100%
Third Quartile	50%
Bottom Quartile	0% (No Payout)

Mr. Bowen's award was paid on October 12, 2020 and is reflected in the Summary Compensation Table as Incentive Plan Compensation.
Potential payouts under the 2020 cash performance awards may range from 0% to 200% of target, based on our relative Total Stockholder Return performance over the three year period. The award values granted on April 3, 2020 which will vest on December 31, 2023 were adjusted to reflect the migration in award timing such that each NEO who was active in 2019 received a 2020 award opportunity equal to 125% of their annual LTI target.
The Committee believes the LTIP design, which puts at least 50% of the award at risk and ties the performance award to stockholder outcomes is consistent with our philosophy of placing greater emphasis on long-term and at-risk incentive compensation to encourage a long-term view that supports the creation of stockholder value. Under current accounting rules, CVG is able to adjust any accounting expense associated with cash-settled awards tied to market-based performance conditions so that the final expense recognized matches the actual performance outcome.
Employment Agreements
Mr. Bevis
Mr. Bevis entered into an employment agreement ("Mr. Bevis' Employment Agreement") on September 9, 2020. Under the terms of the agreement, Mr. Bevis receives a base salary of $500,000 subject to annual review and periodic upward adjustment as determined by the Committee. Mr. Bevis received a market-based salary adjustment in April 2021, taking his base salary to $550,000. During the term of his employment, Mr. Bevis will be eligible to receive an annual incentive opportunity under the Company's annual incentive plan based on a target award opportunity equal to 100% of his base salary. For 2020, Mr. Bevis was to receive a guaranteed minimum annual bonus payment in an amount no less than $375,000. Pursuant to Mr. Bevis' Employment Agreement, Mr. Bevis was eligible to receive equity and other LTI awards under any applicable plan adopted by CVG for which employees are generally eligible.
Mr. Bevis' Employment Agreement provides that for 2020, he be eligible pursuant to the terms of CVG's long-term incentive plan, to receive additional discretionary annual incentive awards with a target of $1,800,000 on terms determined by the Committee, distributed as follows:

•25%, or $450,000, in the form of time-vested restricted stock as granted on April 3, 2020, with vesting in three annual installments over a three year period on December 31, 2020, 2021 and 2022;
•25%, or $450,000, issued in the form of performance shares tied to relative performance of Total Stockholder Return (TSR) as compared to the established peer group. The performance shares will be settled in CVGI stock in three annual installments over a three year period on March 23 of every year, with a payout that may range from 0% to 200% based on performance;
•25%, or $450,000, issued in the form of restricted cash tied to relative performance of TSR as compared to the established peer group in three annual installments over a three year period on March 23 of every year. Payouts may range from 0% to 200% based on performance; and
•25%, or $450,000, in the form of a strategic two year discretionary cash award tied to the completion of agreed upon goals and objectives and payable on March 23, 2022. The payout may range from 0% to 300% based on performance.

During the term of his employment, Mr. Bevis will be entitled to participate in any employee benefit plan CVG adopts for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. For additional information on Mr. Bevis’ performance-based first year compensation arrangement, please see the section titled “2020 CEO Change” at the beginning of this Compensation Discussion and Analysis. Additionally, Mr. Bevis' Employment Agreement provides for certain payments upon termination, which are detailed in the Payments Upon Termination or Change-In-Control section below.

Mr. Miller
Mr. Miller entered into an employment agreement (“Mr. Miller’s Employment Agreement”) on March 26, 2016 in connection with his promotion to President and CEO. Mr. Miller’s Employment Agreement provided for certain payments and benefits upon termination, which were triggered as an outcome of his separation without cause on March 23, 2020 and are detailed in the Payments Upon Termination or Change in Control section below.

Change in Control Agreements
Mr. Bohnert
In connection with his employment as Chief Financial Officer, Mr. Bohnert receives a base salary of $400,000 subject to annual review and periodic upward adjustment as determined by the Committee. Mr. Bohnert received a market-based salary adjustment in April 2021, taking his base salary to $420,000. He is also eligible for an annual incentive opportunity under the Company's annual incentive plan, as may be in effect from time to time based on a target award opportunity of at least 65% of his base salary. Additionally, Mr. Bohnert is eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible. Mr. Bohnert's target LTI award opportunity is 90% of his base salary.
Mr. Bohnert is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Bohnert may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section below.

Mr. Trenary
In connection with his employment as Executive Vice President, Chief Financial Officer & Treasurer, Mr. Trenary was a party to a Change In Control Agreement but he did not receive any consideration under his Change-In-Control Agreement following his voluntary resignation in June 2020.

Mr. Bowen
In connection with his employment as Senior Vice President and Managing Director, Mr. Bowen receives a base salary of $286,000, subject to annual review and periodic upward adjustment as determined by the Committee. Mr. Bowen received a market-based salary adjustment in April 2021, taking his base salary to $320,000. He is also eligible for an annual incentive opportunity under the Company's annual incentive plan, as may be in effect from time to time. Mr. Bowen's target award opportunity increased from 55% of his base salary in 2020 to 70% of his base salary as of the 2021 Plan Year. Additionally, Mr. Bowen is eligible for equity and other LTI awards under any applicable plan adopted by CVG for which similarly situated employees are generally eligible. Mr. Bowen's current target LTI award opportunity is 70% of his base salary.
Mr. Bowen is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Bowen may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section below.

Mr. Carney
In connection with Mr. Carney's appointment as Interim Chief Financial Officer, he received a base salary of $416,000 on an annualized basis. He was not eligible for annual or long term incentive opportunities and was not a party to a Change-In-Control Agreement.

Timing of Equity Grants
We did not grant any stock options or stock appreciation rights during 2020.

Adjustment or Recovery of Awards
The Board of Directors has adopted a formal clawback policy, amended as of August 8, 2019, stating that if any Section 16 officer of CVG or any member of the executive leadership team, defined as the CEO and his/her direct reports, engages in any fraud, misconduct, bad-faith action, or intentional or unintentional errors or omissions that, directly or indirectly, causes a material accounting restatement of previously filed financial statements for any period as to which a performance based award or other equity grant was made based on the financial results that the Company subsequently restates, such award in excess of what would have been paid without the restatement, made to Section 16 officers and executive leadership team, shall be subject to reduction, cancellation or reimbursement to the Company, on an individual or collective basis at the Board's discretion.

Risk Assessment
The Committee mitigates risk related to CVG's compensation programs and policies through periodic market benchmarking, capped incentive award opportunities that are tied to multiple performance metrics measured over multiple timeframes, stock ownership requirements, anti-hedging and anti-pledging policies, insider trading policy, a clawback policy, and oversight by independent, non-employee directors who meet in executive session and utilize independent external compensation advisors. Potential payouts under the incentive plans are modest as a percentage of revenue and income, and NEOs must deliver a minimum threshold performance in order to receive an award. The Committee believes that our compensation philosophy and structure do not create risks that are likely to have a material adverse effect on CVG.

Consideration of Prior Amounts Realized
The Committee does not consider prior stock compensation gains in setting future compensation levels. The Committee believes this practice is consistent with our philosophy of providing future opportunities to executive officers in exchange for our future financial and stockholder return performance.

Post-Termination Payments

Change-in-Control Agreements

Mr. Bevis is party to an Employment Agreement, executed in September 2020 in connection with his appointment as President and Chief Executive Officer. Mr. Bohnert is party to a Change in Control Agreement executed in November 2020. Mr. Bowen is party to a Change-In-Control Agreement executed in November 2017. Mr. Miller was party to an Employment Agreement, executed in March 2016. The Termination without Cause provisions of Mr. Miller's agreement were triggered as a result of his separation on March 23, 2020 as detailed in the table below. Mr. Trenary was a party to a Change-In-Control Agreement executed in January 2014 but he voluntarily resigned from CVG as of June 10, 2020 and no consideration was paid under the Agreement. Mr. Carney was not a party to an Employment Agreement or Change-In-Control Agreement given the interim nature of his employment.

The Employment Agreement and Change-in-Control Agreements specify severance payments in the event of certain employment termination scenarios both before and following a Change-in-Control of CVG. The agreements currently in place generally provide the following:

Mr. Bevis, Mr. Miller and Mr. Trenary
•Termination without Cause or by the executive for Good Reason in the absence of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; immediate vesting of all outstanding stock options and restricted stock awards; salary continuation severance pay at the base salary rate for an additional 24 months for Mr. Bevis and Mr. Miller, and an additional 12 months for Mr. Trenary.
•Termination without Cause or by the executive for Good Reason within 13 months of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of the terminations as a result of the Change-in-Control; an amount equal to two times, in the case of Mr. Bevis and Mr. Miller, and one times in the case of Mr. Trenary, the sum of the executive’s base salary plus the average annual incentive received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and accelerated vesting of all outstanding stock options and restricted stock awards; and in the case of Mr. Bevis, accelerated vesting of performance awards.
•Non-compete and non-solicitation provisions that continue for 24 months in the case of Mr. Bevis and Mr. Miller; and for 12 months in the case of Mr. Trenary, in each case following termination of employment.
•The agreements do not provide for any excise tax gross up payments.

Mr. Bohnert and Mr. Bowen
•Termination without Cause or by the executive for Good Reason in the absence of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; and salary continuation severance pay at the base salary rate for an additional 12 months.
•Termination without Cause or by the executive for Good Reason within 13 months of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of the terminations as a result of the Change-in-Control; an amount equal to the sum of the executive’s base salary plus the average annual incentive received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and accelerated vesting of all outstanding stock options and restricted stock or cash awards.
•Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.
•The agreements do not provide for any excise tax gross up payments.

Mr. Carney
•Mr. Carney was not party to an Employment Agreement or Change-In-Control Agreement given the interim nature of his assignment.

Severance payments under these agreements will end immediately if the executive is in violation of any of the obligations under the agreement or if we learn of any facts relating to the executive’s job performance or conduct that would have given us cause to terminate his employment. Payments under Mr. Bevis' employment agreement and Mr. Bohnert's and Mr. Bowen's Change-in-Control Agreements are subject to applicable delay periods for benefits that constitute non-qualified deferred compensation under Section 409A of the Internal Revenue Code.
As defined in the Change-in-Control Agreements and Mr. Bevis' Employment Agreement, “Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the employment agreement or Change-in-Control Agreement; (6) violation of our code of conduct; or (7) a felony or certain misdemeanors.
“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary following a change-in-control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Change-in-Control Agreement; (7) request that executive engage in illegal conduct; or (8) breach of the Change-in-Control Agreement.
“Change-in-Control” means (1) change in more than 50% of beneficial ownership of CVG; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board over two consecutive years with respect to Mr. Bohnert and Mr. Bowen, and 12 consecutive months with respect to Mr. Bevis, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors of the Company representing at least one-half of the directors then in office who were directors at the beginning of the period; or (4) sale of all, or substantially all, of our assets.
The potential payments that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Committee believes the use of these agreements provides an important retention incentive for the NEOs primarily in the context of potential corporate transactions. The Committee also believes that the provisions in the Change-in-Control Agreements and Messrs. Bevis' and Miller's Employment Agreements are comparable to standard provisions of such agreements for similarly situated executive officers in the competitive market.
Retirement Plans
We sponsor tax-qualified employee savings and retirement plans (collectively the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan effective at December 31, 2020, eligible employees, including all of the current NEOs, may elect to contribute between 1% and 5% of their annual compensation and receive a Company matching contribution of 100% of the first 3% of employee contributions, and 50% of the next 2% of employee contributions. All matching dollars vest immediately under CVG's 401(k) Plan. The matching amounts received by the NEOs in 2020 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table, and reflect a temporary suspension of the Company match in effect from May through December 2020. The 401(k) Plan and the non-qualified Deferred Compensation Plan described below represent the only sources of retirement income provided by the Company for the NEOs.
Deferred Compensation Plan
We implemented a Deferred Compensation Plan (the “Deferred Plan”) in 2006 for NEOs, and other key employees, primarily for the purpose of retention and recruitment. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income but does not include a Company match. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible annual incentive. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. Distributions under the plan may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution triggers include termination of employment, disability, death, unforeseeable emergency or a change-in-control.

Stock Ownership Guidelines and Hedging Policies
Our stock ownership guidelines, as established by the Committee, requires executive officers and directors to hold shares of common stock with a value equal to: (a) five times annual base salary for the President & CEO; (b) three times annual base salary for the Chief Financial Officer; (c) two times annual base salary for all other Section 16 Officers, including the NEOs; (d) one times base salary for all other officers and key managers as designated by the Compensation Committee, and (e) five times the annual cash retainer for all members of the Board. Compliance is calculated annually, on the last trading day of each fiscal year. Compliance is determined using the share price as of calendar year end, or a three year average share price as of calendar year end, whichever is higher. There is no mandated time frame by which the officers and directors must meet the ownership guidelines, but covered persons may not sell any shares until compliance is reached, other than the voluntary forfeiture of shares to satisfy annual tax withholding obligations associated with vested shares.
We maintain a policy that prohibits directors, executive officers and employees from engaging in any type of hedging transactions or from holding our securities in a margin account or pledging our securities as collateral for a loan. A director, executive officer or employee may seek prior approval from the Board to pledge securities as collateral for a loan (but not for margin accounts) if the director, executive officer or employee can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. This policy is posted on our website at www.cvgrp.com.
The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s 2020 Annual Report on Form 10-K and Proxy Statement.
Roger L. Fix (Chairman)
Wayne M. Rancourt
James R. Ray

The following table summarizes the compensation of the NEOs for the years ending December 31, 2020, 2019 and 2018. The NEOs are the Company’s current chief executive officer, former chief executive officer, current chief financial officer, former chief financial officer, former interim chief financial officer; and the next most highly compensated executive officer, as detailed in the table below.

2020 Summary Compensation Table
Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($) (3)	Incentive Plan Compensation ($) (4)	Discretionary Bonus ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($)	Total ($)
Harold C. Bevis (1)	2020	334,615	1,350,000	—	500,000	—	258,807	2,443,422
President and Chief Executive Officer and Director	2019	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—

Patrick E. Miller(1)	2020	165,000	62,579	—	—	—	480,640	708,219
Former President and Chief Executive Officer	2019	622,844	—	350,000	—	—	11,400	984,244
	2018	608,769	358,022	1,034,389	—	—	11,000	2,012,180

Christopher H. Bohnert (1)	2020	76,923	250,000	—	54,167	—	12,769	393,859
Chief Financial Officer	2019	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—

Edmund S. Carney (1)	2020	148,800	—	—	85,000	—	95,946	329,746
Former Interim Chief Financial Officer	2019	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—

C. Timothy Trenary(1)	2020	191,515	—	—	—	—	5,689	197,204
Former Chief Financial Officer	2019	466,730	—	212,500	—	—	11,400	690,630
	2018	430,000	214,998	611,580	—	—	11,000	1,267,578

Douglas F. Bowen (1)	2020	257,400	337,125	36,744	188,760	—	3,784	823,813
Senior Vice President & Managing Director	2019	276,269	63,935	—	—	—	11,400	351,604
	2018	—	—	—	—	—	—	—

(1)    Messrs. Miller and Trenary were NEOs in each of 2020, 2019 and 2018. Mr. Bowen was an NEO in 2020 and 2019. Messrs. Bevis, Bohnert and Carney were designated as NEOs in 2020.
(2)    Amounts shown for 2020 reflect the impact of a temporary base salary concession in place from April through October, but are not reduced to reflect the NEOs’ elections, if any, to defer receipt of compensation into the Commercial Vehicle Group, Inc. Deferred Compensation Plan. The amount shown for Mr. Miller includes wages and accrued but unused vacation paid through March 23, 2020. Severance dollars are reflected as All Other Compensation.
(3)     The amount shown for Messrs. Bevis and Bowen for 2020 represents the average closing price of CVGI stock for twenty (20) trading days prior to the grant date of April 3, 2020, or $2.43. The amount shown for Mr. Bevis also represents the average closing price of CVGI stock for twenty

(20) trading days prior to the grant on December 31, 2020, or $8.72. The amount shown for Mr. Bowen also represents a retention grant of 80,000 restricted shares issued on June 12, 2020 with a value based on the closing price of $2.65 that day. These shares will cliff vest on June 12, 2022. The amount shown for Mr. Miller represents the value of the CVGI shares that vested on April 16, 2020 as a result of his Not-For-Cause separation. The amount shown for Mr. Bohnert represents the average closing price of CVGI stock for twenty (20) trading days prior to the grant date of October 20, 2020, or $6.09. In connection with the migration of LTIP awards from the fourth quarter of 2019 to the first quarter of 2020, there were no stock awards issued to our NEOs in the calendar year 2019. The amounts shown for 2018 represent the aggregate value of the restricted stock awarded based on the closing stock price of $7.00 on the grant date of November 9, 2018.
(4)    No payments were made pursuant to CVG's AIP plan in 2020. Discretionary awards are reflected under Discretionary Bonus. The Incentive Plan Compensation amount shown for Mr. Bowen for 2020 includes a $36,744 LTIP payment made in 2020 for the award period October 1, 2017 through September 30, 2020. No annual incentive bonuses were paid to our NEOs in 2020 for the calendar year 2019. The amount shown for Mr. Miller for 2019 represents an LTIP award payment of $350,000 for the award period October 1, 2016 through September 30, 2019. The amount shown for Mr. Trenary for 2019 represents an LTIP award payment of $212,500 for the award period October 1, 2016 through September 30, 2019. Amounts shown for 2018 represent incentive payments made in 2019 under the Commercial Vehicle Group 2018 Bonus Plan. The amount shown for Mr. Miller for 2018 includes an LTIP payment of $525,000 for the award period October 1, 2015 through September 30, 2018. The amount shown for Mr. Trenary for 2018 includes an LTIP payment of $318,750 for the award period October 1, 2015 through September 30, 2018.
(5)     The amount shown for Mr. Bevis for 2020 represents a discretionary incentive bonus paid in 2021 at the sole discretion of the Committee. The amount shown for Mr. Carney represents a discretionary bonus paid in 2020 at the conclusion of his assignment as Interim Chief Financial Officer. The amount shown for Mr. Bohnert represents a discretionary bonus paid in 2021 at the sole discretion of the Committee. The amount shown for Mr. Bowen includes a discretionary bonus paid in 2021 at the sole discretion of the Committee.
(6)    Mr. Miller had no above-market earnings in the Deferred Compensation Plan. Messrs. Trenary, Bowen and Carney did not participate in the plan. Messrs. Bevis, Bohnert and Carney were not eligible to participate in 2020. See the “2020 Deferred Compensation Table” below for additional details.
(7)     All Other Compensation total includes severance wages, company contributions to retirement plans, relocation and temporary travel/lodging expense, and independent contractor fees paid in 2020, as detailed in the table below.

The following table provides information regarding the value of other compensation, benefits and perquisites provided to the NEOs in 2020:

2020 All Other Compensation Table

Name	Severance Wages (1)	Company Contributions to Deferred Compensation and 401 (k) Plans ($) (2)	Relocation and Temporary Travel/Lodging Expenses (3)	Independent Contractor Wages and Director Fees (4)	Total ($)
Harold C. Bevis	—	—	219,130	39,677	258,807
Patrick E. Miller	475,000	5,640	—	—	480,640
Christopher H. Bohnert	—	—	12,769	—	12,769
Edmund S. Carney	—	—	10,782	85,164	95,946
C. Timothy Trenary	—	5,689	—	—	5,689
Douglas F. Bowen	—	3,784	—	—	3,784

(1)    Represents severance wages paid to Mr. Miller between March 24, 2020 and December 31, 2020.
(2)    Represents our matching contributions equal to 100% of the first 3%, and 50% of the next 2% of the participant’s contribution relating to the 401(k) Plan in 2020. CVG suspended the discretionary match from May 18, 2020 through December 28, 2020 in connection with our Covid-related cost-out actions.
(3)    The amount shown for Messrs. Bevis and Bohnert includes the payment or reimbursement of costs associated with their relocation to the Central Ohio area. The amount show for Mr. Carney includes reimbursable costs associated with travel and lodging in connection with his role as a contractor and as Interim Chief Financial Officer in 2020.
(4)     The amount shown for Mr. Bevis includes fees and vested restricted shares earned in connection with his service as an Independent Director from January 1, 2020 through March 23, 2020 when he became our President and CEO. The amount shown for Mr. Carney are payments made to Empath Consulting, PLLC in 2020 in connection with an independent contractor assignment that preceded Mr. Carney's interim appointment as Chief Financial Officer.

The following table provides information regarding estimated possible payouts under the 2020 incentive plans. As an outcome of the Long Term Incentive Plan refresh, grants were migrated from the fourth quarter of 2019 to the first quarter of 2020. The award values granted in 2020 reflected the 15 month gap between award periods for those NEOs impacted by that change.

2020 Grants of Plan Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards ($)
Harold C. Bevis	N/A	(1)	250,000	500,000	1,000,000	—	—
	04/03/2020	(2)	225,000	450,000	900,000	—	—
	04/03/2020	(3)	—	—	—	185,185	450,000
	04/03/2020	(4)	—	—	—	185,185	450,000
	03/23/2020	(5)	—	450,000	1,350,000	—	—
	12/31/2020	(6)	—	—	—	86,009	749,998

Patrick E. Miller	N/A	(1)	325,000	650,000	1,300,000	—	—
	N/A	(2)	—	—	—	—	—
	N/A	(3)	—	—	—	—	—

Christopher H. Bohnert	N/A	(1)	130,000	260,000	520,000	—	—
	N/A	(2)	—	—	—	—	—
	11/23/2020	(3)	—	—	—	41,031	250,000

Edmund S. Carney	N/A	(1)	—	—	—	—	—
	N/A	(2)	—	—	—	—	—
	N/A	(3)	—	—	—	—	—

C Timothy Trenary	N/A	(1)	161,250	322,500	645,000	—	—
	04/03/2020	(2)	268,750	537,500	1,075,000	—	—
	N/A	(3)	—	—	—	—	—

Douglas F. Bowen	N/A	(1)	78,650	157,300	314,600	—	—
	04/03/2020	(2)	62,563	125,125	250,250	—	—
	04/03/2020	(3)	—	—	—	51,492	125,125
	06/12/2020	(7)	—	—	—	80,000	212,000

(1)"N/A" refers to the lack of a specific grant date for the annual incentive opportunity. See the “Compensation Discussion and Analysis - Annual Incentive Compensation” for a description of the 2020 metrics for the Commercial Vehicle Group Bonus Plan. These amounts represent potential payouts under the Bonus Plan in 2020. Mr. Bohnert's target bonus is represented as an annual target but his 2020 opportunity was subject to pro-ration based on his October 19, 2020 hire date. Actual awards can be found in the “Summary Compensation Table” under the column titled “Incentive Plan Compensation."

(2)See "Compensation Discussion and Analysis - Long Term Incentives" for a description of the cash performance awards. These amounts represent potential payouts under the cash performance awards granted on April 3, 2020 under the 2020 Equity Incentive Plan. Mr. Bevis' award will be earned and payable over a three year period on March 23 of each year, beginning in 2021. Mr. Bowen's award will be earned and payable following the end of the three year performance period that concludes on December 31, 2023.
(3)Represents the restricted stock awarded on April 3, 2020 under the 2020 Equity Incentive Plan. Awarded shares vest ratably over three years with the first tranche vesting on December 31, 2020.
(4)Represents performance shares awarded to Mr. Bevis on April 3, 2020. Awarded shares were issued in the form of performance shares tied to relative performance of Total Shareholder Return (TSR) as compared to the established peer group. The performance shares will be settled in CVGI stock in three annual installments over a three year period on March 23 of each year, with a payout that may range from 0% to 200% based on relative TSR performance.
(5)Represents a strategic two year discretionary cash award tied to the completion of agreed upon goals and objectives. The award is payable on March 23, 2022 with a payout that may range from 0% - 300% based on performance.
(6)Represents a one-time discretionary grant for Mr. Bevis of 86,009 on December 31, 2020. These shares will vest ratably on December 31, 2021; December 31, 2022; and December 31, 2023. The amount shown represents the average closing price of CVGI stock for twenty (20) trading days prior to the grant on December 31, 2020, or $8.72.
(7)Represents a one-time retention share award issued to Mr. Bowen on June 12, 2020. These shares will cliff vest after 24 months on June 12, 2022.

The following table shows the number of shares covered by unvested restricted stock held by the NEOs on December 31, 2020, calculated using the closing stock price of $8.65 on December 31, 2020:

Outstanding Equity Awards at Fiscal 2020 Year-End Table

		Stock Awards
Name	Note	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Harold C. Bevis	(1)	—	—	—	—
	(2)	—	—	—	—
	(3)	209,465	1,811,872	185,185	1,601,850

Patrick E. Miller	(1)	—	—	—	—
	(2)	—	—	—	—
	(3)	—	—	—	—
				—	—
Christopher H. Bohnert	(1)	—	—	—	—
	(2)	—	—	—	—
	(3)	—	—	—	—

Edmund S. Carney	(1)	—	—	—	—
	(2)	—	—	—	—
	(3)	—	—	—	—

C. Timothy Trenary	(1)	—	—	—	—
	(2)	—	—	—	—
	(3)	—	—	—	—

Douglas F. Bowen	(1)	4,256	36,814	—	—
	(2)	—	—	—	—
	(3)	114,328	988,937	—	—

(1)     Represents the unvested restricted stock grants issued in November 2018. These shares will fully vest on October 20, 2021.
(2)    As a result of the LTI awards migrating from the fourth quarter of 2019 to the first quarter of 2020, no restricted stock grants were made in calendar year 2019.
(3) For Mr. Bevis represents 185,185 restricted shares issues on April 3, 2020, less the first third which vested as of December 31, 2020. The remainder will vest ratably on December 31, 2021 and December 31, 2022. Mr. Bevis was also awarded 185,185 performance shares on April 3, 2020. These shares will be settled in CVGI stock in three annual installments over a three year period on March 23 of each year, beginning in 2021, with a payout that may range from 0% to 200% based on performance. Mr. Bevis also received a one-time discretionary grant of 86,009 restricted shares on December 31, 2020. These shares will vest ratably on December 31, 2021; December 31, 2022 and December 31, 2023. For Mr. Bowen, represents the restricted stock grants issued on April 3, 2020, less the first third which vested as of December 31, 2020. The remainder will vest ratably on December 31, 2021 and December 31, 2022. Mr. Bowen also received a one-time discretionary retention grant of 80,000 restricted shares on June 12, 2020. These shares will cliff vest on June 12, 2022.

The following table shows the number of shares of common stock acquired by the NEOs upon the vesting of restricted stock during 2020:

2020 Option Exercise and Stock Vested Table
	Option Awards		Stock Awards
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Harold C. Bevis	—	—	61,729	533,956
Patrick E. Miller	—	—	46,014	62,579
Christopher H. Bohnert	—	—	41,031	258,085
Edmund S. Carney	—	—	—	—
C Timothy Trenary	—	—	—	—
Douglas F. Bowen	—	—	23,766	188,609

(1)Calculated using the closing price of CVGI shares as of the vesting date. In the case of Mr. Miller the closing price of CVGI shares on April 16, 2020 was $1.36. In the case of Mr. Bowen, the closing price of CVGI stock for the shares that vested on October 20, 2020 was $6.08 and the closing price of CVGI stock for the shares that vested on December 31, 2020 was $8.65. For Mr. Bevis the closing price of CVGI stock on December 31, 2020 was $8.65. In the case of Mr. Bohnert, the closing price of CVGI shares on November 3, 2020 was $6.29.

The table below shows the NEOs contributions, Company matching contributions, earnings and account balances for the NEOs in the Deferred Compensation Plan (the “Deferred Plan”), an unfunded, unsecured deferred compensation plan. CVG does not provide matching dollars under the Deferred Plan. Please refer to the “Compensation Discussion and Analysis - Post-Termination Payments - Deferred Compensation Plan” for a detailed description of the Deferred Plan.

2020 Deferred Compensation Table
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Harold C. Bevis (3)	—	—	—	—	—
Patrick E. Miller (1)	10,500	—	(154,096)	—	767,341
Christopher H. Bohnert (3)	—	—	—	—	—
Edmund S. Carney (3)	—	—	—	—	—
C. Timothy Trenary (2)	—	—	—	—	—
Douglas F. Bowen (2)	—	—	—	—	—

(1) Mr. Miller elected to defer 6% of his eligible compensation for 2020 through his separation on March 23, 2020.
(2) Messrs. Bowen and Trenary elected not to participate in the Deferred Plan in 2020.
(3) Messrs. Bevis, Bohnert and Carney were not eligible to participate in the Deferred Plan in 2020.

The table below shows the compensation payable to each NEO upon the occurrence of the following events: voluntary termination or involuntary for cause termination; early/normal retirement or death or disability; involuntary not for cause termination; change-in-control, and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2020, and are estimates of the amounts which would be paid out to the NEOs upon their termination, except in the case of Mr. Miller for whom the amount represents his calculated severance as of his separation date. Mr. Trenary was not eligible for severance as a result of his voluntary resignation and Mr. Carney was not eligible for severance given the interim nature of his position so they do not appear in this table. The actual amounts to be paid to each NEO can only be determined at the time of such person’s separation.
Potential Payments Upon Termination or Change in Control Table

Executive	Voluntary Termination or Involuntary for Cause Termination ($)	Retirement, Death or Disability ($)	Involuntary not for Cause Termination ($)	Change-in-Control ($)	Change-in-Control and Termination Within Thirteen Months ($)
Harold C. Bevis
Severance Payment (1) (2)	—	500,000	1,500,000	—	500,000
Salary Termination Benefit (3)	—	—	—	—	1,500,000
Restricted Stock (4)	—	3,413,723	3,413,723	—	3,413,723
Cash Performance Award (5)	—	1,800,000	—	1,800,000	1,800,000
Benefit Continuation (6)	—	—	—	—	55,862
Legal Counsel Representation (7)	—	—	—	—	50,000
Totals	—	5,713,723	4,913,723	1,800,000	7,319,585

Patrick E. Miller
Severance Payment (1) (2)	—	—	1,300,000	—	—
Salary Termination Benefit (3)	—	—	—	—	—
Restricted Stock (4)	—	—	62,579	—	—
Cash Performance Award (5)	—	—	—	—	—
Benefit Continuation (6)	—	—	—	—	—
Legal Counsel Representation (7)	—	—	—	—	—
Totals	—	—	1,362,579	—	—

Christopher H. Bohnert
Severance Payment (1) (2)	—	54,167	454,167	—	54,167
Salary Termination Benefit (3)	—	—	—	—	454,167
Restricted Stock (4)	—	—	—	—	—
Cash Performance Award (5)	—	—	—	—	—
Benefit Continuation (6)	—	—	—	—	27,931
Legal Counsel Representation (7)	—	—	—	—	50,000

Totals	—	54,167	454,167	—	586,265

Douglas F. Bowen
Severance Payment (1) (2)	—	188,760	474,760	—	188,760
Salary Termination Benefit (3)	—	—	—	—	390,536
Restricted Stock (4)	—	1,025,751	—	—	1,025,751
Cash Performance Award (5)	—	—	—	294,937	294,937
Benefit Continuation (6)	—	—	—	—	19,203
Legal Counsel Representation (7)	—	—	—	—	50,000
Totals	—	1,214,511	474,760	294,937	1,969,187

(1)In the case of an involuntary, Not-For-Cause separation, the payout to Mr. Bevis represents 24 months of base salary, the vesting of unvested restricted shares plus the value of his 2020 discretionary incentive bonus which remained unpaid as of year end. In the case of Messrs. Bohnert and Bowen, represents 12 months base salary plus their 2020 discretionary incentive bonus which remained unpaid as of year end. Our 2020 bonus payments were purely discretionary and not pursuant to the AIP but are reflected in this table as incentives that were unpaid as of year end. Any annual incentive award earned in the prior year but not yet paid is provided for by the NEO's and/or Change-In-Control Agreements if employment is terminated without "Cause."
(2)Represents payment of any annual incentive award earned in the prior year but not yet paid, and the vesting of outstanding restricted share and performance share awards, if the named executive officer is separated as a result of death, disability or a qualified retirement. In the case of Mr. Bevis, also includes the immediate vesting of outstanding restricted cash awards with the payout determined as if the Executive had achieved maximum performance. As of December 31, 2020, none of our NEOs met the CVG definition of a retiree or early retiree.
(3)In the event of a Change-in-Control and termination within thirteen months, the NEOs are entitled to the earned but unpaid portion of incentive compensation under the Bonus Plan as of December 31, 2020. The unpaid earned compensation is payable within 15 days after termination of employment, but if the NEO is deemed to be a “specified employee” (within the meaning of Section 409A of the Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of (A) six months from the date of the NEO's separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Change-in-Control Agreement. In the event of a Change in Control and termination within thirteen months, the salary termination benefit for Mr. Bevis is equal to two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the NEO over the last three fiscal years. In the event of a Change in Control and termination within thirteen months, the salary termination benefit for Messrs. Bohnert and Bowen is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of the termination, plus the average annual performance incentive award actually received by the NEO over the last three fiscal years. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to 401(k) or other qualified plans. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death, but if the NEO is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of the delay period. Upon expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Employment Agreement or Change-in-Control Agreement.
(4)Payments relating to restricted stock represent the value of unvested restricted stock as of December 31, 2020, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2020 by the closing market price of our common stock on December 31, 2020, which was $8.65.
(5)In the event of a Change-in-Control, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change-in-Control, subject to any terms and conditions set forth in the plan and/or imposed by the Committee. The amount presented for Mr. Bevis represents the amount that would be paid and earned based on our Total Shareholder Return relative to the total Shareholder Return of companies in the Total Shareholder Return Peer Group for the period March 24, 2020 through December 31, 2020. For Mr. Bowen, represents the amount that would be earned and paid based on our Total Shareholder Return relative to the Total Shareholder Return of companies in the Total Shareholder Return Peer Group, for the award period October 1, 2018 through December 31, 2020 and the award period January 1, 2020 through December 31, 2020.
(6)Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 24 months for Mr. Bevis and 12 months for Messrs. Bohnert and Bowen.
(7)Represents the maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control. In addition to these benefits, NEOs with a vested balance under the Deferred Plan would be entitled to the vested portion of the account balance in the event of their termination of employment, death, disability, or a Change-in-Control. See the “2020 Deferred Compensation Table.”

The Company is obligated to pay the following pursuant to the NEOs’ Employment Agreement or Change-in-Control Agreement:

Terminations due to death, disability, for “Cause” or voluntary termination - the NEO will receive the earned but unpaid portion of base salary through the termination date.
For terminations by the Company without “Cause” prior to a Change-in-Control - the NEO will receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with CVG's payroll practices in effect at the time of employment separation for an additional 24 months for Mr. Bevis and an additional 12 months for Messrs. Bohnert and Bowen. In addition, any restrictions on restricted shares held by Mr. Bevis will lapse and the restricted stock awards will be deemed fully vested in the event of termination without cause.
For without “Cause” or “Good Reason” terminations occurring at or within 13 months of a Change-in-Control - The NEO will receive the earned but unpaid portion of the base salary, credit for accrued but unused vacation and the amount of any earned but unpaid bonus, and incentive compensation or other fringe benefit through the date of termination. Mr.

Bevis receives two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual incentive actually received by the executive over the last three fiscal years. Mr. Bevis also receives the continuation of certain benefits as described in the table for a period of 24 months. The salary termination benefit for Messrs. Bohnert and Bowen is equal to one times the amount of the current annual compensation and certain benefits continuation for a period of 12 months. In addition, upon a termination without “Cause” or for “Good Reason” within 12 months of a Change in Control, any restrictions on the NEO’s restricted stock awards will lapse and the restricted stock awards will be deemed fully vested.
Change-in-Control - Under the cash performance awards, in the event of a Change-in-Control prior to the expiration of the three year performance period, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change in Control, subject to any terms and conditions set forth in the Equity Plan and/or imposed by the Committee.
Non-competition and non-solicitation provisions - pursuant to his Employment Agreement, Mr. Bevis has agreed not to compete with us, or solicit any of our employees during the period in which he is employed by us and for a 24 month period thereafter. Pursuant to the Change-in-Control Agreements, Messrs. Bohnert and Bowen have agreed not to compete with us, or solicit any of our employees, during the period in which they are employed by us and for a 12 month period thereafter.

Terms of Employment for Executive Officers
Each of our NEOs is generally entitled to participate in the following CVG benefit programs: participation in the management performance bonus plan; vacation in accordance with CVG policy, hospital/surgical/medical insurance; dental and vision insurance; group life insurance and short-term disability and long-term disability coverage; participation in the CVG 401(k) Savings Plan; participation in the Deferred Compensation Plan; reasonable and customary relocation package in connection with the start of employment, as appropriate; and severance in accordance with the applicable Employment Agreement or Change-in-Control Agreement.

Indemnification Agreements
In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors, and NEOs. These indemnification agreements require us, among other things, to indemnify our directors, and NEOs for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by each of our directors, and NEOs in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he or she is or was a director, or an NEO. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve in these roles.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serve as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. Accordingly, no interlocking relationship exists between our Board or the Compensation Committee of any other company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Stock Option Grants - There are no stock option grants outstanding.

As of December 31, 2020, a total of approximately 2.9 million shares were available for future grants from the shares authorized for award under the 2020 Equity Incentive Plan, including cumulative forfeitures.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following ratio of the annual total compensation of Mr. Bevis, President and CEO, to the annual total compensation of our median employee:

For 2020, our last completed fiscal year:

•the annual total compensation of the median compensated of our Company’s employees (other than our                 President and CEO), was $10,700; and
•the annual total compensation of the President and CEO as reported in the Summary Compensation Table was $2,443,422.

Based on this information, for 2020, the ratio of the annual total cash compensation of our President and CEO, to the annual total cash compensation of our median employee was 227:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, particularly as compared to those companies that do not have a strong representative employee population in lower cost regions.

To identify the "median employee" from our employee population, we used actual base salary paid, bonus paid and any overtime paid during the 12-month period ending on December 31, 2020. For purposes of this analysis, we annualized the base compensation of any employees who worked a partial calendar year. For purposes of this calculation, we also included the Company cost of non-discriminatory benefits for both our CEO and our median employee. Compensation of non US employees was converted from local currency to US dollars using exchange rates in effect on December 31, 2020.

In 2020 our employee population consisted of approximately 7,700 individuals globally, with the majority based in Mexico and Eastern Europe in our labor intensive wire harness business, which substantially influences the median employee compensation. As compared to the average employee compensation across all geographies within our manufacturing footprint, the ratio of Mr. Bevis' compensation is 96.5:1.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based on a review of such reports, we believe, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with during the last fiscal year.

Other Matters
Submission of Stockholders’ Proposals and Additional Information
Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2022 annual meeting of stockholders must be received by us on or before the close of business December 15, 2021. Such proposals must be submitted by certified mail, return receipt requested. The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our Secretary not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including (a) with respect to director nominees, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the stockholder’s name and record address, the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and any other information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Accordingly, stockholders who intend to present a proposal at the 2022 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than February 25, 2022 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2022 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2022 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the Company’s General Counsel, Compliance Officer and Secretary.
We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.cvgrp.com/proxy.

Soliciting Proxies

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or facsimile. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.
The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,
Aneezal H. Mohamed
General Counsel, Compliance Officer and Secretary

April ___, 2021

IT IS IMPORTANT THAT THE PROXY CARDS BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

APPENDIX A

AMENDMENT TO THE
AMENDED AND RESTATED
BY-LAWS OF
COMMERCIAL VEHICLE GROUP, INC.

(Marked to show the proposed changes)

ARTICLE VII

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer, ~~or~~ other employee or stockholder of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or the By-laws (as either may be amended from time to time) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim ~~against the Corporation or any director or officer or other employee of the Corporation~~ governed by the internal affairs doctrine, in each case, shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware; provided, however, that in the event that the Court of Chancery of the State of Delaware lacks personal jurisdiction over the indispensable parties named as defendants in such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. To the fullest extent permitted by law, ~~A~~any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

RLF1 24998563v.1

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

D51628-P55384

CVG

Proxy – Commercial Vehicle Group, Inc.

7800 Walton Parkway
New Albany, Ohio 43054
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert C. Griffin and Aneezal H. Mohamed, and each of them, the attorneys and proxies of the undersigned, with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on April 15, 2021, at the annual meeting of stockholders to be held on May 26, 2021, or any postponements or adjournments thereof, with all the powers the undersigned would posses if then and there personally present.

By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Proposal 1 on the reverse side, FOR Proposals 2, 3 and 4, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CVG

COMMERCIAL VEHICLE GROUP, INC.
ATTN: ANEEZAL H. MOHAMED
7800 WALTON PARKWAY
NEW ALBANY, OH 43054

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CVGI2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D51627-P55384

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMERCIAL VEHICLE GROUP, INC.

The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposals 2, 3 and 4.

		For	Withhold
1.	Election of six Directors to hold office until the 2022 Annual Meeting of Stockholders:		
	1a. Harold C. Bevis	☐	☐
	1b. Roger L. Fix	☐	☐
	1c. Robert C. Griffin	☐	☐
	1d. Wayne M. Rancourt	☐	☐
	1e. James R. Ray	☐	☐
	1f. Janice E. Stipp	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date